Exhibit 10.6

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 13, 2006

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

The Lead Borrower

For

THE BORROWERS NAMED HEREIN

THE FACILITY GUARANTORS PARTY HERETO

BANK OF AMERICA, N.A.

As Administrative Agent and Collateral Agent

BEAR STEARNS CORPORATE LENDING INC.

as Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION

THE CIT GROUP/BUSINESS CREDIT, INC.

GENERAL ELECTRIC CAPITAL CORPORATION

JPMORGAN CHASE BANK, N.A.

as Co-Documentation Agents

THE LENDERS

NAMED HEREIN

And

BANC OF AMERICA SECURITIES LLC

BEAR, STEARNS & CO. INC.

J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers and Joint Book Runners

EXHIBITS

Exhibit A-1:	Form of Assignment and Acceptance (Tranche A)
Exhibit A-2:	Form of Assignment and Acceptance (Tranche A-1)
Exhibit B:	Form of Customs Broker Agreement
Exhibit C:	Notice of Borrowing
Exhibit D:	Form of Revolving Credit Note
Exhibit E:	Form of Swingline Note
Exhibit F:	Form of Joinder
Exhibit G:	Form of Credit Card Notification
Exhibit H:	Form of Compliance Certificate
Exhibit I:	Form of Borrowing Base Certificate
Exhibit J:	Closing Agenda
Exhibit K:	Intercreditor Agreement

SCHEDULES

Schedule 1.1(a):	Lenders and Commitments
Schedule 1.1(b):	Pending Real Estate Dispositions
Schedule 1.1(c):	Retention Bonus
Schedule 1.1(d):	Business Segments
Schedule 2.7(k):	Existing Letters of Credit
Schedule 2.18(b):	Credit Card Arrangements
Schedule 2.18(c):	Blocked Accounts
Schedule 3.01:	Organization Information
Schedule 3.05(a):	Title Exceptions
Schedule 3.05(b):	Intellectual Property
Schedule 3.05(c)(i):	Owned Real Estate
Schedule 3.05(c)(ii):	Leased Real Estate
Schedule 3.06(a):	Disclosed Matters
Schedule 3.06(b):	Environmental Matters
Schedule 3.06(c):	Superfund Sites
Schedule 3.06(d):	Real Estate Liens
Schedule 3.10:	ERISA Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 3.13:	Insurance
Schedule 3.14:	Collective Bargaining Agreements
Schedule 4.01(b):	Local Counsel Opinions
Schedule 4.01(r):	Mortgaged Properties
Schedule 5.01(i):	Reporting Requirements
Schedule 6.01:	Existing Indebtedness
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Existing Investments
Schedule 6.05:	Asset Sales
Schedule 6.07:	Affiliate Transactions

CREDIT AGREEMENT dated as of April 13, 2006 among:

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION (in such capacity, the “Lead Borrower”), a corporation organized under the laws of the State of Delaware, with its principal executive offices at 1830 Route 130, Burlington, New Jersey 08016, for itself and as agent for the Borrowers and the Other Borrowers; and

THE BORROWERS AND THE FACILITY GUARANTORS from time to time party hereto; and

BANK OF AMERICA, N.A., a national banking association, having a place of business at 40 Broad Street, Boston, Massachusetts 02109, as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”), for its own benefit and the benefit of the other Secured Parties;

The LENDERS party hereto;

BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent; and

WACHOVIA BANK, NATIONAL ASSOCIATION, THE CIT GROUP/BUSINESS CREDIT, INC., GENERAL ELECTRIC CAPITAL CORPORATION, and JPMORGAN CHASE BANK, N.A., as Co-Documentation Agents;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

SECTION 1.01 Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“ACH” means automated clearing house transfers.

“Accommodation Payment” has the meaning provided in SECTION 9.14.

“Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit.

“Acquired EBITDA” means, with respect to any entity or business acquired in a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of such entity or business (determined as if references to the Parent and the Subsidiaries in the definition of Consolidated EBITDA included such entity or business and its Subsidiaries), all as determined on a Consolidated basis for such entity or business.

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a Real Estate portfolio or Stores from any other Person, or (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Acquisition Agreement” means the Agreement and Plan of Merger among Burlington Coat Factory Warehouse Corporation, Burlington Coat Factory Holdings, Inc. (f/k/a BCFWC Acquisition, Inc.) and BCFWC Mergersub, Inc. dated as of January 18, 2006.

“Acquisition Charges” means the transaction costs, fees and expenses incurred in connection with the BCFWC Acquisition and the financing therefor (including those related to this Agreement, the Senior Notes, the Holdco Notes, or the Term Loan Financing Facility and the costs and expenses paid as retention bonuses in connection with the BCFWC Acquisition in an amount not to exceed the amounts set forth on Schedule 1.1(c)).

“Acquisition Documents” means the Acquisition Agreement and all other agreements, documents, certificates and instruments executed and/or delivered in connection therewith, each as modified, amended, supplemented or restated to the extent permitted hereunder, and in effect from time to time.

“Additional Commitment Lender” shall have the meaning provided in SECTION 2.02(a).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning provided in the preamble to this Agreement.

“Advisory Fees” means annual advisory fees, closing fees and transaction fees and related expenses payable by the Loan Parties pursuant to the Advisory Agreement, but not to exceed the amounts payable thereunder as in effect on the Closing Date or such increased amount as may be agreed to in writing by the Administrative Agent in its sole reasonable discretion.

“Advisory Agreement” means the Advisory Agreement dated as of April 13, 2006 by and among Burlington Coat Factory Holdings, Inc., a Delaware corporation, Burlington Coat Factory

Warehouse Corporation, a Delaware corporation and Bain Capital Partners, LLC, a Delaware limited liability company, as amended and in effect from time to time in a manner not prohibited hereunder.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount equal to:

(a) In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Loan Party was the sole “Affected Party” (as therein defined);

(b) In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, based on the settlement price of such Hedge Agreement on such date of determination; or

(c) In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, enforceable notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Applicable Margin” means:

(a) From and after the Closing Date until the first Adjustment Date after the Closing Date, the percentages set forth in Level III of the pricing grid below; and

(b) On the first day of each Fiscal Quarter (each, an “Adjustment Date”), commencing with the Fiscal Quarter beginning on September 3, 2006, the Applicable Margin shall be determined from such pricing grid based upon average daily Excess Availability for the most recently ended Fiscal Quarter immediately preceding such Adjustment Date.

Level	Average Daily Excess Availability	Tranche A LIBO Applicable Margin	Tranche A Prime Rate Applicable Margin	Tranche A-1 LIBO Applicable Margin	Tranche A-1 Prime Rate Applicable Margin
I	Greater than $475,000,000	1.00%	0%	2.50%	0.50%
II	Less than or equal to $475,000,000 but greater than $300,000,000	1.25%	0%	2.75%	0.75%
III	Less than or equal to $300,000,000 but greater than $125,000,000	1.50%	0%	2.75%	0.75%
IV	Less than or equal to $125,000,000	1.75%	0%	2.75%	0.75%

“Appraised Value” means the net appraised recovery value of the Borrowers’ Inventory as set forth in the Borrowers’ stock ledger (expressed as a percentage of the Cost of such Inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Agents conducted by an independent appraiser reasonably satisfactory to the Agents.

“Arrangers” means, collectively, Banc of America Securities LLC, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A-1 or Exhibit A-2, as applicable, or any other form approved by the Administrative Agent.

“Availability” means the lesser of (a) or (b), where:

(a) is the result of:

(i) The Revolving Credit Ceiling,

Minus

(ii) The aggregate outstanding amount of Credit Extensions to, or for the account of, the Borrowers;

(b) is the result of the following, as applicable:

(i) if the Tranche A-1 Commitments have been terminated, the result of:

(A) The Tranche A Borrowing Base, as determined from the most recent Borrowing Base Certificate (delivered by the Lead Borrower to the Administrative Agent pursuant to SECTION 5.01(f) hereof (as may be adjusted from time to time pursuant to SECTION 2.03 hereof));

Minus

(B) The aggregate outstanding amount of Credit Extensions to, or for the account of, the Borrowers; or

(ii) as long as the Tranche A-1 Commitments are outstanding, the result of:

(A) The Tranche A-1 Borrowing Base, as determined from the most recent Borrowing Base Certificate (delivered by the Lead Borrower to the Administrative Agent pursuant to SECTION 5.01(f) hereof (as may be adjusted from time to time pursuant to SECTION 2.03 hereof)),

Minus

(B) The aggregate outstanding amount of Credit Extensions to, or for the account of, the Borrowers.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect any impediments to the realization upon the Collateral included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (including, without limitation, claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral), and (b) to reflect any restrictions in the Senior Note Documents or the Holdco Note Documents on the incurrence of Indebtedness by the Loan Parties, but only to the extent that such restrictions reduce, or with the passage of time could reduce, the amounts available to be borrowed hereunder (including, without limitation as a result of the Loan Parties’ receipt of net proceeds from asset sales) in order for the Loan Parties to comply with the Senior Note Documents and the Holdco Note Documents. Availability Reserves shall include, without limitation, Cash Management Reserves and Bank Product Reserves.

“Bank of America” means Bank of America, N.A., a national banking association, and its Subsidiaries and Affiliates.

“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates (other than Cash Management Services), on account of (a) credit cards, (b) purchase cards, (c) merchant services constituting a line of credit, and (d) Hedge Agreements.

“Bank Product Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuation of a Cash Dominion Event, determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“BCFWC Acquisition” means the Acquisition of Burlington Coat Factory Warehouse Corporation and its Subsidiaries in accordance with the Acquisition Documents.

“Blocked Account” has the meaning provided in SECTION 2.18(c).

“Blocked Account Agreement” has the meaning provided in SECTION 2.18(c).

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Administrative Agent) of funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means, collectively, the Lead Borrower, the Borrowers identified on the signature pages hereto and each Other Borrower who becomes a Borrower hereunder in accordance with the terms of this Agreement.

“Borrowing” means (a) the incurrence of Revolving Credit Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base Certificate” has the meaning provided in SECTION 5.01(f).

“Borrowing Request” means a request by the Lead Borrower on behalf of any of the Borrowers for a Borrowing in accordance with SECTION 2.04.

“Breakage Costs” has the meaning provided in SECTION 2.16(c).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to the Loan Parties for any period, the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received by any Loan Party or any Subsidiary in connection with such capital expenditures, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (C) the proceeds or consideration received from any sale, trade in or other disposition of any Loan Party’s assets (other than assets constituting Collateral consisting of Inventory and Accounts), to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) any such expenditures which constitute a Permitted Acquisition, or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (except for temporary treatment of construction related expenditures under EITF 97-10, “The Effects of Lessee Involvement in Asset Construction” which will ultimately be treated as operating leases upon a sale-leaseback transaction).

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Collateral Account” means an interest bearing account established by the Loan Parties with the Collateral Agent, for its own benefit and the benefit of the other Secured Parties, under the sole and exclusive dominion and control of the Collateral Agent, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct, in which deposits are required to be made in accordance with SECTION 2.13(j).

“Cash Dominion Event” means either (a) the occurrence and continuance of any Specified Default, or (b) the failure of the Borrowers to maintain Excess Availability of at least ten percent (10%) of the then Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (unless the Administrative Agent otherwise agrees in its reasonable discretion or the Administrative Agent, in its reasonable judgment, has determined that circumstances surrounding such Specified Default cease to exist) (a) so long as such Specified Default is continuing or has not been waived, and/or (b) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded ten percent (10%) of the then Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement, provided, that a Cash Dominion Event may not be so cured on more than two (2) occasions in any period of 365 consecutive days.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuation of a Cash Dominion Event, determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions, (b) cash management, including, without limitation, controlled disbursement services, (c) foreign exchange facilities, (d) credit cards, (e) deposit and other accounts and (f) merchant services (other than those constituting a line of credit).

“Cash Receipts” has the meaning provided in SECTION 2.18(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time:

(a) any “change in/of control” or similar event as defined in any documents governing the Senior Notes or the Holdco Notes; or

(b) during a period of up to twelve (12) consecutive months, occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of the Parent and Holdings by Persons who were neither (i) nominated by the board of directors of the Parent or Holdings, as applicable (or prior to the consummation of a Qualifying IPO, the Sponsor) nor (ii) appointed by directors so nominated; or

(c) after the consummation of a Qualifying IPO, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than any one or more of the Sponsor Group, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) thirty-five percent (35%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of the Parent (or Holdings if the Qualifying IPO is undertaken by Holdings) entitled to vote for the election of directors of the Parent (or Holdings, as applicable), and (ii) Capital Stock of the Parent (or Holdings) entitled to vote for the election of directors of the Parent (or Holdings) in an amount greater than the number of shares of such Capital Stock beneficially owned by the Sponsor Group (or over which the Sponsor Group has voting control); or

(d) prior to the consummation of a Qualifying IPO, a change in the Control of the Parent such that the Loan Parties are not Controlled by any one or more of the Sponsor Group;

(e) the Parent fails at any time to own, directly or indirectly, 100% of the Capital Stock of each Loan Party free and clear of all Liens (other than those Liens specified in clauses (a), (e), (i), (l) and (r) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents; or

(f) Holdings fails at any time to own, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries which is a Loan Party free and clear of all Liens (other than those Liens specified in clauses (a), (e), (i), (l) and (r) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Change in Law” means (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date applicable to the Loan Parties.

“Charges” has the meaning provided in SECTION 9.13.

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, certificate of formation, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.

“Closing Date” means April 13, 2006.

“Closing Date Representations and Warranties” means, solely with respect to the Lead Borrower and its Subsidiaries, (a) those representations and warranties set forth in the Acquisition Agreement that (i) are material to the interests of the Lenders and (ii) a breach of any of which would permit Burlington Coat Factory Holdings, Inc. and BCFWC Mergersub, Inc. to terminate their respective obligations thereunder, (b) those representations and warranties set forth in SECTION 3.01, SECTION 3.02, SECTION 3.03, SECTION 3.16, and SECTION 3.17 hereof and (c) the provisions of SECTION 5.11 hereof.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Co-Documentation Agents” has the meaning provided in the preamble to this Agreement.

“Collateral” means any and all “Collateral”, “Pledged Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) each landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on the Real Estate for the purposes of conducting a Liquidation and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” has the meaning provided in the preamble to this Agreement.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commitment” shall mean, with respect to each Lender, the aggregate commitments of such Lender hereunder to make Credit Extensions (including Tranche A Loans and Tranche A-1 Loans) to the Borrowers in the amount set forth opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to SECTIONS 2.02 and 2.15 of this Agreement.

“Commitment Increase” shall have the meaning provided in SECTION 2.02(a).

“Commitment Increase Date” shall have the meaning provided in SECTION 2.02(c).

“Commitment Letter” means the commitment letter dated January 18, 2006, from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to the Parent, as supplemented by the letter agreement dated February 15, 2006, among Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC and the Parent, as such Letter Agreement was amended and restated by an Amended and Restated Letter Agreement dated March 21, 2006 among Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. and the Parent.

“Commitment Percentage” shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder to make Credit Extensions to the Borrowers, in the amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to SECTIONS 2.02 and 2.15 of this Agreement.

“Compliance Certificate” has the meaning provided in SECTION 5.01(d).

“Concentration Account” has the meaning provided in SECTION 2.18(d).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to the Loan Parties on a Consolidated basis for any period, (i) the sum (without duplication) of (a) Consolidated Net Income for such period, plus in each case without duplication and to the extent deducted in determining Consolidated Net Income for such period, (b) depreciation, amortization, and all other non-cash charges, non-cash expenses or non-cash losses, (c) provisions for Consolidated Taxes based on income, (d) Consolidated Interest Expense, (e) Advisory Fees whether accrued or paid in cash, (f) Acquisition Charges, (g) one time costs consisting of legal, consulting and advisory fees in connection with the corporate restructuring of the Parent and its Subsidiaries which are incurred within twelve (12) months after the Closing Date and in an amount not to exceed $2,000,000, (h) all transactional costs, expenses and charges payable to (x) non-Affiliated third parties and made at the time of, and in connection with, the consummation of any transaction related to any Permitted Acquisition, Permitted Disposition, issuance of Permitted Indebtedness or issuance of Capital Stock, and (y) if applicable, Sankaty Advisors LLC and any of its Affiliates which make debt investments in the ordinary course of its business and made at the time of, and in connection with, the consummation of any transaction related to any issuance of Permitted Indebtedness; provided that, in the case of this subclause (y), such transaction and any costs, expenses and charges payable in connection therewith shall comply with SECTION 6.07, (i) to the extent not already included in Consolidated Net Income, proceeds from business interruption insurance, (j) to the extent not already included in Consolidated Net Income and actually indemnified or reimbursed, any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any Permitted Acquisition or any Permitted Disposition, (k) cash receipts (or reduced cash expenditures) in respect of income received in connection with subleases to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii)(b) below for any previous period, (l) without duplication of any costs set forth in clause (g) above, cash charges not to exceed $5,000,000 in the aggregate after the Closing Date associated with restructuring activities, including, but not limited to, restructuring, consolidation or discontinuance of any portion of the operations, severance and expenses of management, and (m) unusual, nonrecurring or extraordinary expenses, losses or charges as reasonably approved by the Administrative Agent, minus (ii) the sum of (a) any Restricted Payment made in cash during such period to any Person (other than a Loan Party) having an interest in any Subsidiary of a Loan Party, (b) non-cash gains for such period to the extent included in Consolidated Net Income, and (c) cash payments made during such period on account of non-cash charges added back in the calculation of Consolidated EBITDA pursuant to clause (i)(b) above for any previous period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Loan Parties for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures during such period, plus (iii) equity received from the Sponsors or any Affiliate thereof to the extent used to make payments on account of Debt Service Charges to the lenders under the Term Loan Financing Facility, to (b) the sum of (i) Debt Service Charges payable in cash during such period plus (ii) federal, state and foreign income Taxes paid in cash (net of refunds received) during such period, plus (iii) the annual management fee provided for in the Advisory Agreement, whether accrued or paid in cash during such period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Loan Parties on a Consolidated basis for any period, (a) total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP but excluding any imputed interest as a result of purchase accounting) of the Loan Parties on a Consolidated basis with respect to all outstanding Indebtedness of the Loan Parties, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, but excluding (i) any non-cash or deferred interest financing costs and (ii) any non-cash amortization or write-down of any deferred financing fees, all as determined on a Consolidated basis in accordance with GAAP and reduced by interest income received or receivable in cash for such period. For purposes of the foregoing, interest expense of any Loan Party shall be determined after giving effect to any net payments made or received by such Loan Party with respect to interest rate Hedge Agreements.

“Consolidated Net Income” means, with respect to the Loan Parties for any period, the net income (or loss) of the Loan Parties on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP (including any Acquired EBITDA); provided, however, that there shall be excluded (a) the income (or loss) of any Person in which any Loan Party has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to such Loan Party during such period, and (b) the income of any direct or indirect Subsidiary of a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Taxes” means, as of any date for the applicable period ending on such date with respect to the Loan Parties on a Consolidated basis, the aggregate of all income, withholding, franchise and similar taxes and foreign withholding taxes, as determined in accordance with GAAP, to the extent the same are paid or accrued during such period.

“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases, as reported on the Borrowers’ financial stock ledger based upon the Borrowers’ accounting practices in effect on the Closing Date or thereafter consented to by the Administrative Agent, whose consent will not be unreasonably withheld. “Cost” does not include inventory capitalization costs or other non-purchase price charges (except for freight charges with respect to all Inventory (other than unpaid freight charges for Eligible In-Transit Inventory) to the extent treated consistently with the Borrowers’ accounting practices in effect on the Closing Date) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Notifications” has the meaning provided in SECTION 2.18(c).

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Revolving Credit Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Credit Party” means (a) the Lenders, (b) the Agents and their respective Affiliates and branches, (c) each Issuing Bank, (d) the Arrangers and (e) the successors and permitted assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable out-of-pocket expenses incurred by the Agents, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Wachovia Bank, National Association and J.P. Morgan Securities Inc., including the reasonable fees, charges and disbursements of one counsel for the Agents and their Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary), outside consultants for the Agents consisting of one inventory appraisal firm and one real estate appraisal firm, one commercial finance examination firm and one environmental engineering firm (provided that so long as the Term Loan Financing Facility has not been terminated, the Agents shall be entitled to reimbursement for no more than one environmental engineering firm acting on behalf of both the Credit Parties and the lenders under the Term Loan Financing Facility), in connection with the preparation and administration of the Loan Documents, the syndication of the credit facilities provided for herein, or any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated), (b) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all reasonable out-of-pocket expenses incurred by the Agents or, subject to the proviso below any Lender and their respective Affiliates and branches, including the reasonable fees, charges and disbursements of one counsel for the Agents and their Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary) and outside consultants for the Agents (including, without limitation, inventory and real estate appraisal firms, commercial finance examination firms and environmental engineering firms (provided that so long as the Term Loan Financing Facility has not been terminated, the Agents shall be entitled to reimbursement for no more than one environmental engineering firm acting on behalf of both the Credit Parties and the lenders under the Term Loan Financing Facility)), in connection with the enforcement and protection of their rights in connection with the Loan Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Revolving Credit Loans or Letters of Credit; provided that the Lenders who are not the Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel). Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance reflected on the books and records of the Parent and its Subsidiaries at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Borrowers.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit B among a Borrower, a customs broker or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Collateral Agent, and agrees, upon notice from the Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense required to be paid or paid in cash, plus (b) scheduled principal payments made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness, including the full amount of any non-recourse Indebtedness (excluding the Obligations, but including, without limitation, Capital Lease Obligations) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined in accordance with GAAP.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in SECTION 2.12.

“Delinquent Lender” has the meaning provided in SECTION 8.15.

“Disbursement Accounts” has the meaning provided in SECTION 2.18(g).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06(a) and Schedule 3.06(b).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or any Capital Stock referred to in (a) above prior to the Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Maturity Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a Change in Control shall not constitute Disqualified Capital Stock.

“Documents” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Earn-Out Obligations” means the maximum amount of all obligations incurred or to be incurred in connection with any Acquisition of a Person pursuant to a Permitted Acquisition under non-compete agreements, consulting agreements, earn-out agreements and similar deferred purchase agreements.

“Eligible Assignee” means a commercial bank, insurance company, or company engaged in the business of making commercial loans or a commercial finance company, which Person,

together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000, or any Affiliate of any Credit Party under common control with such Credit Party, or a Related Fund of any Credit Party, provided that in any event, “Eligible Assignee” shall not include (x) any natural person, or (y) the Sponsor Group or any of their respective Affiliates. For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Credit Party which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Credit Party or by an Affiliate of such Credit Party or such advisor under common control with such Credit Party or advisor, as applicable.

“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Loan Party from major credit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club and DiscoverCard) as arise in the ordinary course of business and which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its reasonable discretion;

(b) Accounts due from major credit card processors with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, those Liens specified in clauses (a) and (e) of the definition of Permitted Encumbrances and Permitted Encumbrances having priority by operation of Applicable Law over the Lien of the Collateral Agent) (the foregoing not being intended to limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves on account of any such Liens);

(c) Accounts due from major credit card processors that are not subject to a first priority (except as provided in clause (b), above) security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties;

(d) Accounts due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e) Except as otherwise approved by the Administrative Agent, Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor;

(f) Accounts arising from the Cohoes private label credit card receivables or any other private label credit card receivables of the Loan Parties; and

(g) Accounts due from major credit card processors (other than Visa, Mastercard, American Express, Diners Club and DiscoverCard) which the Administrative Agent determines in its commercial reasonable discretion acting in good faith to be unlikely to be collected.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from (i) any location within the United States for receipt by a Loan Party within fifteen (15) days of the date of determination or (ii) any location outside of the United States for receipt by a Loan Party within sixty (60) days of the date of determination but which in either case has not yet been received by a Loan Party, (b) for which the purchase order is in the name of a Loan Party and title has passed to a Loan Party, (c) for which the document of title, to the extent applicable, reflects a Loan Party as consignee (along with delivery to a Loan Party of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement), and (e) which otherwise is not excluded from the definition of Eligible Inventory.

“Eligible Inventory” means, as of any date of determination, without duplication, (a) Eligible In-Transit Inventory, and (b) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:

(a) Inventory that is not solely owned by a Loan Party, or is leased by or is on consignment to a Loan Party, or the Loan Parties do not have title thereto;

(b) Inventory (other than any Eligible In-Transit Inventory) that is not located in the United States of America (or Canada, as long as the Administrative Agent shall have received or conducted appraisals of such Canadian Inventory from appraisers reasonably satisfactory to the Administrative Agent) at a location that is owned or leased by the Loan Parties except to the extent that the Loan Parties have furnished the Collateral Agent with (A) any UCC financing statements or PPSA registration statements or other filings that the Collateral Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) unless otherwise agreed by the Agents, a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Collateral Agent;

(c) Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete, custom items, work in process, raw materials, or that constitute spare parts, shipping materials or supplies used or consumed in a Borrower’s business, or (iv) are bill and hold goods, including, without limitation, Inventory located at Store 52 as reflected in the Borrowers’ books and records;

(d) Except as otherwise agreed by the Agents, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(e) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (subject only to Permitted Encumbrances having priority by operation of Applicable Law);

(f) Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories;

(g) Inventory as to which casualty insurance in compliance with the provisions of SECTION 5.07 hereof is not in effect;

(h) Inventory which has been sold but not yet delivered or Inventory to the extent that any Borrower has accepted a deposit therefor; and

(i) Inventory acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (A) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Acquisition and (B) such other due diligence as the Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agents. As long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such Permitted Acquisition.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (i) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (ii) which Inventory when completed would otherwise constitute Eligible Inventory, (iii) which Commercial Letter of Credit has an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit, provided that ninety percent (90%) of the maximum Stated Amount of all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit, and (iv) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting a Loan Party or the Collateral Agent as consignee of such Inventory.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health from environmental hazards, to the protection of the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the Security Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means: (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) in excess of $25,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any ERISA Affiliate of any liability in excess of $25,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability in excess of $25,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning provided in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing by the Administrative Agent in accordance with the terms of this Agreement.

“Excess Amount” has the meaning provided in SECTION 2.13(f).

“Excess Availability” means the difference between (a) the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) and (b) the sum of the outstanding Credit Extensions to the Borrowers.

“Excess Swingline Loans” has the meaning provided in SECTION 2.22(b).

“Excluded Net Proceeds” means, (i) with respect to any Net Proceeds received from a sale, transfer or disposition of any of the Term Loan Priority Collateral or any event described in clause (b) of the definition of “Prepayment Event” with respect to any of the Term Loan Priority Collateral only, such portion of such Net Proceeds that are then required to be paid to the lenders under the Term Loan Financing Facility, and (ii) with respect to any Net Proceeds received from any other Prepayment Event, if the Term Payment Availability Conditions are satisfied, and no Cash Dominion Event has occurred and is continuing or would arise therefrom, such portion of such Net Proceeds that are required to be paid to the lenders under the Term Loan Financing Facility.

“Excluded Taxes” means, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than at the request of a Borrower under SECTION 2.24), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to SECTION 2.23(a), or (ii) is attributable to such Foreign Lender’s failure to comply with SECTION 2.23(e).

“Existing Letters of Credit” means each of the letters of credit listed on Schedule 2.7(k) hereto.

“Facility Guarantee” means any Guarantee of the Obligations executed by the Parent and its Subsidiaries which are or hereafter become Facility Guarantors in favor of the Agents and the other Secured Parties.

“Facility Guarantors” means any Person executing a Facility Guarantee.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the Fee Letter dated January 18, 2006 by and among Burlington Coat Factory Holdings, Inc. (f/k/a BCFWC Acquisition, Inc.), Banc of America Securities LLC and Bear, Stearns & Co. Inc., as supplemented by a Letter Agreement dated February 15, 2006, among Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC and the Parent as such Letter Agreement was amended and restated by an Amended and Restated Letter Agreement dated March 21, 2006 among Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. and the Parent, as further amended, supplemented or replaced and in effect from time to time.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally consist of either four (4) or five (5) weeks and shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Parent and its Subsidiaries.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally consist of thirteen (13) weeks or fourteen (14) weeks and shall generally end on the last Saturday of each May, August, November and February of such Fiscal Year in accordance with the fiscal accounting calendar of the Parent and its Subsidiaries.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to May 31 of any calendar year.

“Fixed Assets” means Equipment and Real Estate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, or any of its territories or possessions.

“Fronting Fee” shall have the meaning set forth in SECTION 2.19(d) hereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“General Intangibles” has the meaning assigned to such term in the Security Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Real Estate Disclosure Requirements” means any requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Estate, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Estate, facility, establishment or business, of the actual or threatened presence or Release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Estate, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations, including but not limited to, those in effect on the Closing Date or entered into in connection with any Permitted Acquisition or Permitted Disposition (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any derivative agreement, or any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.

“Holdco Notes” means the 14 1/2% Senior Discount Notes Due 2014 in the original amount of $99,309,000 issued by Holdings under an Indenture dated as of April 13, 2006 or any supplemental indenture with Banc of America Securities LLC, as Trustee and any securities issued in lieu or in replacement thereof.

“Holdco Note Documents” means the documents, instruments and other agreements now or hereafter executed and delivered in connection with the Holdco Notes, including, without limitation, the Indenture dated as of April 13, 2006 or any supplemental indenture with Banc of America Securities LLC, as Trustee.

“Holdings” means Burlington Coat Factory Investments Holdings, Inc., a Delaware corporation.

“Immaterial Subsidiary” means a Subsidiary of the Parent for which (a) the assets of such Subsidiary constitute less than or equal to 1% of the total assets of the Parent and its Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total assets of the Parent and its Subsidiaries on a consolidated basis, and (b) the revenues of such Subsidiary account for less than or equal to 1% of the total revenues of the Parent and its Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total revenues of the Parent and its Subsidiaries on a consolidated basis. In no event shall Holdings or the Lead Borrower be deemed an “Immaterial Subsidiary.”

“Incremental Availability” means the additional amount available to be borrowed by the Borrowers based upon the difference between the Tranche A-1 Borrowing Base and the Tranche A Borrowing Base, as reflected on the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent pursuant to SECTION 5.01(f) hereof.

“Indebtedness” of any Person means, without duplication:

(a) All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person);

(b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d) All obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);

(e) All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse;

(f) All Guarantees by such Person of Indebtedness of others;

(g) All Capital Lease Obligations of such Person;

(h) All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i) All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j) The Agreement Value of all Hedge Agreements;

(k) The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP;

(l) Indebtedness consisting of Earn-Out Obligations in connection with Permitted Acquisitions but only to the extent that the contingent consideration relating thereto is not paid within thirty (30) days after the amount due is finally determined; and

(m) All mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person (including, without limitation, Disqualified Capital Stock);

Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease, (B) any obligations relating to overdraft protection and netting services, (C) any preferred stock required to be included as Indebtedness in accordance with GAAP, or (D) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effects of Lessee Involvement in Asset Construction”.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in SECTION 9.03(b).

“Information” has the meaning provided in SECTION 9.15.

“Instruments” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its own benefit and for the benefit of the other Credit Parties, granting a Lien in the Intellectual Property of the Loan Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Agents, Bear Stearns Corporate Lending Inc., as administrative agent and as collateral agent under the Term Loan Financing Facility, and the Loan Parties and attached hereto as Exhibit K.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the last day of each Fiscal Quarter, beginning with the Fiscal Quarter ending May 31, 2006, and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than ninety (90) days, on the last day of every third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6), and, if available to all Lenders, nine (9) or twelve (12) months thereafter (or such shorter period, to the extent available to all Lenders and as to which the Administrative Agent may reasonably consent) as the Lead Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, and (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Advance Rate” means the following percentages for Inventory under Tranche A Borrowing Base and Tranche A-1 Borrowing Base for the following periods:

Period	Advance Rate for Tranche A Borrowing Base	Advance Rate for Tranche A-1 Borrowing Base
Closing Date through December 31, 2006	90%	100%
January 1, 2007 and thereafter	85%	95%

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent, in its reasonable commercial discretion exercised in good faith and not inconsistent with past practice, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.

“Investment” means with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of:

(a) Any Capital Stock of another Person, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b) Any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business) to, or guaranty of Indebtedness of, another Person; and

(c) Any Acquisition;

in all cases whether now existing or hereafter made. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person.

“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.

“Issuing Bank” means, individually and collectively, each of Bank of America, and no more than two other Lenders selected by the Lead Borrower and approved by the Administrative Agent in its reasonable discretion. Any Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to the Existing Letters of Credit, National City Bank and JPMorgan Chase Bank, N.A. shall be deemed Issuing Banks for the Existing Letters of Credit issued by such Person until such Existing Letters of Credit expire, are replaced or are terminated.

“Joinder Agreement” shall mean an agreement, in substantially the form attached hereto as Exhibit F, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Facility Guarantor, as the Administrative Agent may determine.

“Landlord Lien State” means any state in which a landlord’s claim for rent has priority by operation of Applicable Law over the lien of the Collateral Agent in any of the Collateral.

“Lead Borrower” has the meaning set forth in the Preamble to this Agreement.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means the Lenders having Commitments from time to time or at any time, and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b) and each Additional Commitment Lender that becomes a party to this Agreement as set forth in SECTION 2.02.

“Letter of Credit” means (a) each Existing Letter of Credit, and (b) a letter of credit that is (i) issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by a Borrower and for other purposes for which such Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent (and for which such Issuing Bank is not otherwise prohibited from issuing such letter of credit due to the internal general policies of such Issuing Bank), and (iii) in form reasonably satisfactory to such Issuing Bank.

“Letter of Credit Disbursement” means a payment made by any Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.19.

“Letter of Credit Outstandings” means, at any time, the sum of (a) the Stated Amount of all Letters of Credit outstanding at such time, plus, without duplication, (b) all amounts theretofore drawn or paid under Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.

“Letter-of-Credit Rights” has the meaning assigned to such term in the Security Agreement.

“Letter of Credit Sublimit” means, at any time, $300,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period,

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Borrowing being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agents of those rights and remedies accorded to the Agents under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Borrowers, acting with the consent of the Administrative Agent, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning provided in SECTION 2.20.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guarantees, the Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Bank Products or Cash Management Services), each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, facts, or circumstances, which has a material adverse effect on (i) the business, assets, or financial condition of the Loan Parties taken as a whole or (ii) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Secured Parties hereunder or thereunder, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding $50,000,000. In any event, all Indebtedness under the Senior Notes, the Holdco Notes, and the Term Loan Financing Facility shall be deemed Material Indebtedness, regardless of the outstanding balance thereunder from time to time.

“Maturity Date” means May 28, 2011.

“Maximum Rate” has the meaning provided in SECTION 9.13.

“Minority Lenders” has the meaning provided in SECTION 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages and deeds of trust and any other security documents granting a Lien on Real Estate between the Loan Party owning the Real Estate encumbered thereby and the Collateral Agent for its own benefit and the benefit of the other Secured Parties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds or amounts escrowed pursuant to clause (iv) of this definition, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all fees and out-of-pocket fees and expenses (including appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates, except to the extent permitted under SECTION 6.07 hereof) in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations) secured by a Permitted Encumbrance that is senior to the Lien of the Collateral Agent, (iii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions), provided that the Administrative Agent may, in its discretion, establish an Availability Reserve in the amount of any taxes so deducted in calculating Net Proceeds, and (iv) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition.

“Non-Cash Pay Debt” means any Subordinated Indebtedness incurred by a Loan Party in connection with a Permitted Acquisition, which Subordinated Indebtedness does not require the payment in cash of principal, interest, fees, or any amount (other than on account of expense reimbursements and indemnities) payable to the holder of such Subordinated Indebtedness as a holder of debt pursuant to the documents governing such Subordinated Indebtedness prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

“Non-Core Business Segment” means any business segment or separate department of the Loan Parties which contributed less than 5% of the Consolidated EBITDA of the Loan Parties as of the Fiscal Year immediately prior to the date of such calculation. As of the Closing Date, “business segments” shall mean the businesses set forth on Schedule 1.1(d).

“Noncompliance Notice” shall have the meaning provided in SECTION 2.06(b).

“Notes” means, collectively, (i) Revolving Credit Notes and (ii) the Swingline Note, each as may be amended, supplemented or modified from time to time.

“Obligations” means (a) (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower or Facility Guarantor under the Bankruptcy Code or any state or federal bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Revolving Credit Loans and Facility Guarantees, (ii) other amounts owing by the Loan Parties under this Agreement or any other Loan Document in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents, and (c) the Other Liabilities.

“Other Borrower” shall mean each Person who shall from time to time enter into a Joinder Agreement as a “Borrower” hereunder.

“Other Liabilities” means outstanding liabilities with respect to or arising from (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with any Agent, any Arranger, any Lender or any of their respective Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” means a Revolving Credit Loan, advance, or providing of credit support (such as the issuance of a Letter of Credit) to the Borrowers to the extent that, immediately after the making of such loan or advance or the providing of such credit support, Availability is less than zero.

“Parent” means Burlington Coat Factory Holdings, Inc.

“Participant” shall have the meaning provided in SECTION 9.04(e).

“Participation Register” has the meaning provided in SECTION 9.04(e).

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Specified Default then exists or would arise as a result of the entering into such transaction or the making of such payment, (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied and (c) either (i) after giving effect to such transaction or payment, the Consolidated Fixed Charge Coverage Ratio, as projected on a pro-forma basis for the twelve months following such transaction or payment, will be equal to or greater than 1.1:1.0, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent (i) evidence of satisfaction of the conditions contained in clause (b) above on a basis reasonably satisfactory to the Administrative Agent, and (ii) either (x) evidence of satisfaction of the conditions contained in clause (c)(i) above on a basis reasonably satisfactory to the Administrative Agent or (y) the solvency opinion referred to in clause (c)(ii).

“Payment Intangibles” has the meaning assigned to such term in the Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a) No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;

(c) The Lead Borrower shall have furnished the Administrative Agent with ten (10) days’ prior notice of such intended Acquisition and shall have furnished the Administrative Agent with (i) a current draft of the acquisition agreement and other acquisition documents relating to the Acquisition and (ii) to the extent the purchase price relating to the Acquisition is in excess of $100,000,000 (excluding such portion of the purchase price consisting of Capital Stock of a Loan Party, Non-Cash Pay Debt or

contingent Earn Out Obligations), a summary of any due diligence undertaken by the Borrowers in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties) and such other information readily available to the Loan Parties as the Administrative Agent shall reasonably request;

(d) To the extent the purchase price relating to the acquisition is in excess of $100,000,000 (excluding such portion of the purchase price consisting of Capital Stock of a Loan Party, Non-Cash Pay Debt, or under contingent Earn Out Obligations), either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its reasonable discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(e) If the Acquisition is an Acquisition of Capital Stock, (i) a Loan Party shall acquire and own, directly or indirectly, a majority of the Capital Stock in the Person being acquired and (ii) shall Control a majority of any voting interests or otherwise Control the governance of the Person being acquired;

(f) Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(g) If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Loan Party” hereunder, to the extent required by SECTION 5.12, and the Collateral Agent shall have received a first priority security and/or mortgage interest (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on all Revolver Priority Collateral, or (y) in favor of the agent under the Term Loan Financing on any Term Loan Priority Collateral), in order to secure the Obligations; and

(h) The Borrowers shall have satisfied the Payment Conditions.

“Permitted Disposition” means any of the following:

(a) licenses of Intellectual Property of a Loan Party or any of its Subsidiaries entered into in the ordinary course of business;

(b) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business;

(c) as long as no Specified Default hereof then exists or would arise therefrom, bulk sales or other dispositions of the Borrowers’ Inventory not in the ordinary course of business in connection with Store closings, at arm’s length, provided that (i) such Store closures and related Inventory dispositions shall not exceed, in any Fiscal Year of the Parent and its Subsidiaries, 15% of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of Store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related Store closure date, or (ii) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d), and (ii) as of any date after the Closing Date, the aggregate number of such Store closures since the Closing Date shall not exceed, when taken together with (but without duplication of) any Stores disposed of or leased pursuant to clauses (g) and (o)(i) of this definition, 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related Store closure date or (ii) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d), provided that all sales of Inventory in connection with Store closings in a transaction or series of related transactions which in the aggregate involve Inventory having a value greater than $10,000,000 at Cost shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; provided further that all Net Proceeds received in connection therewith are applied to the Obligations, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof, and further provided that notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, in the event that all other conditions set forth in this clause (c) have been satisfied, such bulk sales or dispositions may be undertaken in accordance with this clause (c) if, as a result thereof, Excess Availability would be greater than existed prior to such disposition;

(d) without duplication of the provisions of clause (c) of this definition, terminations of Leases in the ordinary course of business;

(e) Dispositions of assets (other than Real Estate and other than assets included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base), including abandonment of or failure to maintain Intellectual Property, in the ordinary course of business that is worn, damaged, obsolete, uneconomical or, in the judgment of a Loan Party, no longer used or useful or necessary in, or material to, its business or that of any Subsidiary;

(f) Sales, transfers and dispositions among the Loan Parties, so long as the Collateral Agent has a perfected first priority lien on the property so sold, transferred to disposed of (subject only to Permitted Encumbrances having priority pursuant to Applicable Law) after giving effect to such exchange, transfer or swap;

(g) Sales and transfers (including sale-leaseback transactions) of Real Estate of any Loan Party (i) to the extent permitted by the Term Loan Agreement, (ii) if the Term Loan Financing Facility has been repaid in full, as long as (A) no Specified Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash, provided that in the case of any sale-leaseback transaction permitted under this clause (g), the Collateral Agent shall have received from such each purchaser or transferee a Collateral Access Agreement reasonably satisfactory to the Collateral Agent), provided further that the aggregate amount of all Stores disposed of pursuant to this clause (g), when taken together with (but without duplication of) any Stores closed or leased pursuant to clauses (c) and (o)(i) of this definition shall not exceed 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related Store closure date, or (ii) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d), and (iii) involving pending real estate dispositions listed on Schedule 1.1(b), as long as (A) such sale or transfer is made for fair market value, (B) (i) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (ii) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash, and (C) the Loan Parties cause each purchaser of such dispositions to enter into a Collateral Access Agreement with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent, ;

(h) sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(i) leases, subleases, licenses and sublicenses of real or personal property (other than Intellectual Property) entered into by Loan Parties and their Subsidiaries in the ordinary course of business at arm’s length and on market terms;

(j) sales of non-core assets acquired in connection with Permitted Acquisitions and sales of Real Estate acquired in a Permitted Acquisition which, within thirty (30) days of the date of acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of a Store;

(k) as long as no Event of Default would arise therefrom, sales or other dispositions of Permitted Investments described in clauses (a) through and including (d) of the definition thereof;

(l) any disposition of Real Estate to a Governmental Authority as a result of a condemnation of such Real Estate;

(m) the making of Permitted Investments and payments permitted under SECTION 6.06;

(n) Sales, transfers and dispositions as set forth on Schedule 6.05;

(o) (i) Leasing of Real Estate (other than any subleases described in subclause (ii) of this clause (o)) no longer used or useful in the business of the Loan Parties to the extent not otherwise prohibited hereunder; provided that the aggregate amount of all Stores leased pursuant to this clause (o)(i), when taken together with (but without duplication of) any Stores closed or disposed of pursuant to clauses (c) and (g) of this definition, shall not exceed 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related Store closure date, or (ii) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d) and (ii) subleasing of partial interests in Real Estate (a portion of which shall continue to be used in the business of the Borrowers or any of their Subsidiaries) in the ordinary course of business and which does not materially interfere with the business of the Borrowers and their Subsidiaries;

(p) forgiveness of Permitted Investments described in clause (g)(ii) of the definition thereof as long as such Investment does not constitute proceeds of Collateral previously included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base;

(q) as long as no Event of Default exists or would arise as a result of the transaction, sales of a Subsidiary or any business segment which is a Non-Core Business Segment, or any portion thereof (i) to a Person other than a Loan Party or a Subsidiary or Affiliate of a Loan Party, for fair market value and so long as the consideration received for such sale or transfer is at least 85% cash, or (ii) to a Subsidiary or Affiliate of a Loan Party, if the Payment Conditions are satisfied and the entire consideration received for such sale or transfer is paid in cash, provided that, in each case, such sale shall be in an amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and further provided that all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;

(r) exchanges or swaps, including, but not limited to, transactions covered by Section 1031 of the Code, of Leases and other Real Estate of the Loan Parties, so long as such exchange or swap is made for fair market value and on an arm’s length basis, provided that upon the completion of any such exchange or swap (x) the Collateral Agent has a perfected Lien having the same priority as any Lien held on the Leases or Real Estate so exchanged or swapped and (y) all Net Proceeds, if any, received in connection with any such exchange or swap are applied to the Obligations if then required in accordance with SECTIONS 2.17 or 2.18 hereof; and

(s) other dispositions of assets (other than Real Estate and assets included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base) in an aggregate amount for all Loan Parties not to exceed $10,000,000 in any Fiscal Year, as long as (A) no Event of Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash, and provided that, all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not required to be paid pursuant to SECTION 5.05;

(b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by Applicable Law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Deposits to secure or relating to the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e) Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(k);

(f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, other land use laws, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property when used in a manner consistent with current usage or materially interfere with the ordinary conduct of business of a Loan Party as currently conducted and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the Property in any material respect;

(g) Any Lien on any property or asset of any Loan Party set forth on Schedule 6.02, provided that, if such Lien secured Indebtedness, such Lien shall secure only the Indebtedness listed on Schedule 6.01 as of the Closing Date (and extensions, renewals and replacements thereof permitted under SECTION 6.01);

(h) Liens on fixed or capital assets acquired by any Loan Party to secure Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor of the Collateral Agent, for its own benefit and the benefit of the other Secured Parties;

(j) Landlords’ and lessors’ Liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such liens (a) attach only to such Investments or other Investments held by such broker or dealer and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens on Real Estate or on the Capital Stock of the Persons owning such Real Estate to finance or refinance Indebtedness under the Term Loan Financing Facility, provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate or Capital Stock so financed or refinanced;

(n) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(p) voluntary Liens on Fixed Assets in existence at the time such Fixed Assets are acquired pursuant to a Permitted Acquisition or on Fixed Assets of a Subsidiary of a Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any of its Subsidiaries;

(q) Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(r) Liens granted by the Loan Parties to the lenders under the Term Loan Financing Facility and any refinancings thereof permitted hereunder;

(s) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(t) leases or subleases granted to third Persons in the ordinary course of business;

(u) licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(v) the replacement, extension or renewal of any Permitted Encumbrance; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable;

(w) Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;

(x) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(y) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(z) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(aa) Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;

(bb) Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(cc) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business; and

(dd) Other Liens not securing Indebtedness in an amount not to exceed $5,000,000 in the aggregate at any time outstanding;

provided, however, that, except as provided in any one or more of clauses (a) through (dd) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money. The designation of a Lien as a Permitted Encumbrance shall not limit or restrict the ability of the Agents to establish any Reserve relating thereto.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth on Schedule 6.01;

(c) Indebtedness of any Loan Party to any other Loan Party;

(d) Guarantees by any Loan Party of Indebtedness or other obligations arising in the ordinary course of business of any other Loan Party;

(e) (i) Purchase money Indebtedness of any Loan Party to finance the acquisition or improvement of any fixed or capital assets (excluding Real Estate), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (e)(i) outstanding at any time shall not exceed the greater of $60,000,000 or three (3%) percent of the book value of the Consolidated tangible assets of the Loan Parties determined in accordance with GAAP, and (ii) purchase money Indebtedness of any Loan Party to finance the acquisition or improvement of any Real Estate and any Indebtedness assumed in connection with the acquisition of any such Real Estate or secured by a Lien on any such Real Estate prior to the acquisition thereof (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted under clause (k) of this definition), and further provided that, in each case, if requested by the Agents, the Loan Parties will use commercially reasonable efforts to cause the holder of such Indebtedness to enter into a Collateral Access Agreement with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent;

(f) Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business;

(g) Contingent liabilities under surety bonds, customs and appeal bonds, governmental contracts and leases or similar instruments incurred in the ordinary course of business;

(h) Indebtedness under the Senior Notes, provided that in no event shall the principal amount of such Indebtedness increase in excess of the amounts outstanding as of the Closing Date (other than pursuant to clause (v) of this definition);

(i) Indebtedness under the Term Loan Financing Facility, provided that in no event shall the principal amount of such Indebtedness exceed $900,000,000 at any time outstanding;

(j) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(k) Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder;

(l) Subordinated Indebtedness in an amount not to exceed $300,000,000 in the aggregate, provided that the proceeds of such Subordinated Indebtedness are used (i) to pay closing and other transactional costs in connection with a Permitted Acquisition, (ii) to prepay the Term Loan Financing Facility, or (iii) to permanently reduce, retire or refinance (to the extent permitted under clause (w) of this definition) the Senior Notes or the Holdco Notes, and further provided that, in each case, such Subordinated Indebtedness (a) shall not have a maturity date or be subject to amortization, mandatory repurchase or redemption (except pursuant to customary asset sale and change of control provisions requiring such redemption or repurchase if and only to the extent permitted hereunder) prior to the date that is six months after the later of the Maturity Date and the maturity date under the Term Loan Financing Facility, and (b) shall not be exchangeable or convertible into Disqualified Capital Stock or any other Indebtedness (other than any Indebtedness that is otherwise permitted to be incurred under this Agreement at the time of such exchange or conversion);

(m) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(n) Indebtedness of any Loan Party acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time and as a result of a Permitted Acquisition); provided that in each case such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(o) Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(p) Unsecured Indebtedness owed to the Sponsor, Sponsor Related Parties, and/or other stockholders of the Parent and their respective Affiliates, provided that such Indebtedness does not require the payment in cash of principal or interest at a rate in excess of 10% per annum prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(q) Indebtedness constituting the obligation to make customary purchase price adjustments for working capital and indemnities in connection with Permitted Acquisitions and the BCFWC Acquisition;

(r) Guarantees and letters of credit and surety bonds (other than Guarantees of, or letters of credit and surety bonds related to, Indebtedness) issued in connection with Permitted Acquisitions and Permitted Dispositions;

(s) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(t) Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(u) Indebtedness under the Holdco Notes, provided that in no event shall the principal amount of such Indebtedness increase in excess of the amounts outstanding as of the Closing Date (other than any increase in the principal of such Holdco Notes resulting (i) from payments of interest in kind pursuant to the Holdco Note Documents or (ii) pursuant to clause (v) of this definition);

(v) without duplication of, or accumulation with, other categories of Indebtedness permitted hereunder, other unsecured Indebtedness (other than Subordinated Indebtedness) in an aggregate principal amount not exceeding $150,000,000 at any time outstanding; and

(w) extensions, renewals and replacements of any such Indebtedness described in clauses (b), (c), (d), (e), (f), (h), (i) (j), (k), (l), (n), (p), (t), (u) and (v) above provided that such Indebtedness constitutes a Permitted Refinancing.

“Permitted Investments” means each of the following:

(a) Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one (1) year from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) Master demand notes and fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

(e) Shares of any money market or mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;

(f) Investments existing on the Closing Date and set forth on Schedule 6.04;

(g) capital contributions or loans made by (i) any Loan Party to any other Loan Party or (ii) as long as no Specified Default then exists or would arise therefrom, any Loan Party to any Subsidiary or Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) in an aggregate amount not to exceed $25,000,000 at any time outstanding, provided that the aggregate amount of all Investments of the type described in this clause (g)(ii) and clause (s) of this definition may not exceed $25,000,000 in the aggregate outstanding at any time;

(h) Guarantees constituting Permitted Indebtedness;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) Loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business, provided that all such loans and advances to employees shall not exceed $5,000,000 in the aggregate at any time outstanding, and determined without regard to any write-downs or write-offs thereof;

(k) Investments received from purchasers of assets pursuant to dispositions permitted pursuant to SECTION 6.05;

(l) Permitted Acquisitions and existing Investments of the Persons acquired in connection with Permitted Acquisitions so long as such Investment was not made in contemplation of such Permitted Acquisition;

(m) Hedging Agreements entered into in the ordinary course of business for non-speculative purposes;

(n) To the extent permitted by Applicable Law, notes from officers and employees in exchange for equity interests of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;

(o) Earnest money required in connection with Permitted Acquisitions;

(p) Subject to SECTION 2.18, Investments in deposit accounts opened in the ordinary course of business;

(q) Investments in new Subsidiaries subject to the provisions of SECTION 5.12;

(r) Capital Expenditures;

(s) Guarantees of Indebtedness under clause (g)(ii) above of Subsidiaries that are not Loan Parties not in excess of $25,000,000 in the aggregate at any time outstanding, provided that the aggregate amount of all Investments of the type described in this clause (s) and clause (g)(ii) of this definition may not exceed $25,000,000 in the aggregate outstanding at any time;

(t) without duplication of, or accumulation with, other categories of Investments permitted hereunder, other Investments in an amount not to exceed $30,000,000 in the aggregate outstanding at any time;

provided, however, that for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its reasonable discretion, which:

(a) Is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or

(b) Is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or

(c) Is made to pay any other amount chargeable to any Borrower hereunder; and

(d) Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) each at the time, in the aggregate outstanding at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(e) regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Credit Extensions would exceed the aggregate of the Commitments (as in effect prior to any termination of the Commitments pursuant to SECTION 7.01 hereof).

“Permitted Refinancing” means any Indebtedness that replaces or refinances any other Permitted Indebtedness, as long as, after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest, reasonable closing costs, expenses, fees, and premium paid in connection with such extension, renewal or replacement), (ii) the result of such refinancing of or replacement shall not be an earlier maturity date or decreased weighted average life, (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies, taken as a whole, which are materially more burdensome to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced, (iv) the obligor or obligors under any such refinancing Indebtedness and the collateral, if applicable, granted pursuant to any such refinancing Indebtedness are the same (or in the case of collateral, the same or less than) as the obligor(s) and collateral under the Indebtedness being extended, renewed or replaced, (v) the subordination, to the extent applicable, and other material provisions of the refinancing Indebtedness are no less favorable to the Lenders than those terms of the Indebtedness being refinanced, and (vi) the refinancing Indebtedness is not exchangeable or convertible into any other Indebtedness which does not comply with clauses (i) through (v) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Lead Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent for its own benefit and the benefit of the other Secured Parties, as amended and in effect from time to time.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Prepayment Event” means the occurrence of any of the following events:

(a) Any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral (other than the sale of Collateral in the ordinary course of business and the transfer of any Collateral among Stores and other locations of the Loan Parties), unless, as long as no Cash Dominion Event has occurred and is continuing, (i) the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds were received or reinvesting in assets used in any of the Loan Parties’ business within twelve (12) months of the receipt of such proceeds (or, in the case of any disposition of Real Estate the proceeds of which will be used to reinvest in Real Estate, within eighteen (18) months of receipt of such proceeds if a letter of intent or other binding commitment to reinvest such proceeds is entered into within twelve (12) months of receipt of such proceeds) and (ii) the aggregate amount at any time of such reinvested proceeds (A) in the case of any such sale, transfer or other disposition of any such Collateral pursuant to a sale and leaseback transaction, is equal to or less than $5,000,000 and (B) in the case of any such sale, transfer or other disposition of such Collateral (other than pursuant to a sale and leaseback transaction and other than a disposition of Real Estate the proceeds of which will be used to reinvest in Real Estate) is equal to or less than $10,000,000; or

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any Collateral of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent, or (ii) as long as no Cash Dominion Event has occurred and is continuing, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received or reinvesting in assets used in any of the Loan Parties’ business within twelve (12) months of the receipt of such proceeds.

“Prime Rate” means, as to any Borrowing, for any day, the higher of: (a) the variable annual rate of interest then most recently announced by Bank of America, N.A. at its head office in Charlotte, North Carolina as its “Prime Rate”; and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The Prime

Rate is a rate set by Bank of America, N.A. based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate, respectively.

“Prime Rate Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any transaction or payment, the Pro Forma Excess Availability for each of the twelve Fiscal Months following, and after giving effect to, such transaction or payment, will be equal to or greater than fifteen (15%) percent of the then Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base).

“Pro Forma Excess Availability” shall mean, for any date of calculation, the projected average Excess Availability for each Fiscal Month during any projected twelve (12) Fiscal Months.

“Qualifying IPO” means an equity issuance by the Parent or Holdings consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering) and (ii) resulting in gross proceeds to the Parent or Holdings of at least $100,000,000.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning provided in SECTION 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Reports” has the meaning provided in SECTION 8.13.

“Required Lenders” means, at any time, Lenders (other than Delinquent Lenders) having Commitments aggregating more than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Delinquent Lenders) whose percentage of the outstanding Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 50% of all such Credit Extensions.

“Reserves” means all (if any) Inventory Reserves (including, without limitation, Shrink Reserves), and Availability Reserves (including, without limitation, Cash Management Reserves, Bank Product Reserves and reserves for Customer Credit Liability).

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person or on account of any return of capital to the Person’s stockholders, partners or members, provided that “Restricted Payments” shall not include any dividends payable solely in Capital Stock of a Loan Party.

“Revolver Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Revolving Credit Ceiling” means $800,000,000, as such amount may be increased or reduced in accordance with the terms of this Agreement.

“Revolving Credit Loans” means all loans at any time made by any Lender (including, without limitation, Tranche A Loans and Tranche A-1 Loans) pursuant to Article II and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to SECTION 2.06.

“Revolving Credit Notes” means the promissory notes of the Borrowers substantially in the form of Exhibit D, each payable to the order of a Lender, evidencing the Revolving Credit Loans made to the Borrowers.

“S&P” means Standard & Poor’s Ratings Services, advisor of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means (a) each Credit Party, (b) any Lender or any Affiliate of a Lender providing Cash Management Services or entering into or furnishing any Bank Products to or with any Loan Party, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its benefit and for the benefit of the other Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, the Pledge Agreement, the Facility Guarantee, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Collateral Agent to secure any of the Obligations.

“Senior Notes” means the 11 1/8% Senior Notes Due 2014 in the original amount of $305,000,000 issued by the Lead Borrower under an Indenture dated as of April 13, 2006 or any supplemental indenture with Banc of America Securities LLC, as Trustee and any securities issued in lieu or in replacement thereof.

“Senior Note Documents” means the documents, instruments and other agreements now or hereafter executed and delivered in connection with the Senior Notes, including, without limitation, the Indenture dated as of April 13, 2006 or any supplemental indenture with Banc of America Securities LLC, as Trustee.

“Settlement Date” has the meaning provided in SECTION 2.22(b).

“Shrink” means Inventory identified by the Borrowers as lost, misplaced, or stolen.

“Software” has the meaning assigned to such term in the Security Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Default” means the occurrence of any Event of Default specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c) (but only with respect to any representation made or deemed to be made by or on behalf of any Loan Party in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any financial statement), SECTION 7.01(d) (but only with respect to SECTION 2.18 (but only with respect to SECTION 2.18(d), SECTION 2.18(e), SECTION 2.18(f), and the second sentence of SECTION 2.18(h)), SECTION 5.01(f), SECTION 5.07, SECTION 5.08(b), SECTION 5.11 and SECTION 6.10), SECTION 7.01(h), or SECTION 7.01(i).

“Sponsors” means collectively, Bain Capital Fund VIII, L.P. and its respective Affiliates.

“Sponsor Group” means the Sponsors and the Sponsor Related Parties.

“Sponsor Related Parties” means, with respect to any Person, (a) any Controlling stockholder or partner (including in the case of an individual Person who possesses Control, the spouse or immediate family member of such Person provided such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Capital Stock owned by such spouse or immediate family member) or 80% (or more) owned Subsidiary, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a) or (c) the limited partners of the Sponsors.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to the Agents.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Supporting Obligations” has the meaning assigned to such term in the Security Agreement.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder to the Borrowers hereunder.

“Swingline Loan” means a Revolving Credit Loan made by the Swingline Lender to the Borrowers pursuant to SECTION 2.06.

“Swingline Loan Ceiling” means $60,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.

“Swingline Note” means the promissory note of the Borrowers substantially in the form of Exhibit E, payable to the order of the Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Borrowers.

“Syndication Agent” has the meaning provided in the preamble to this Agreement.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority, and any and all interest and penalties related thereto.

“Termination Date” means the earlier to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Obligations (other than the Other Liabilities) is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VII.

“Term Loan Agreement” means that certain Credit Agreement dated April 13, 2006 by and among Burlington Coat Factory Warehouse Corporation, as Borrower, Bear Stearns Corporate Lending Inc. as administrative agent and as collateral agent, and the lenders identified therein.

“Term Loan Financing Facility” means the term loan facility established pursuant to the Term Loan Agreement in a principal amount not to exceed $900,000,000, as amended, modified, supplemented, refinanced or replaced from time to time to the extent permitted pursuant to SECTION 6.09 hereof, provided that any such refinancing shall not increase the outstanding principal amount thereof in excess of the amounts permitted under the Term Loan Agreement as in effect on the Closing Date or result in an earlier maturity date or decreased weighted average life thereof.

“Term Loan Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Term Payment Availability Conditions” means, as of any date of calculation with respect to any transaction or payment, the projected average Excess Availability for each Fiscal Month during the projected six (6) Fiscal Month period following, and after giving effect to such transaction or payment, will be equal to or greater than fifteen (15%) percent of the then Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base).

“Total Commitments” means the aggregate of the Commitments of all Lenders. On the Closing Date, the Total Commitments are $800,000,000.

“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables of the Borrowers multiplied by the Tranche A Credit Card Advance Rate;

plus

(b) the Cost of Eligible Inventory of the Borrowers, net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A Borrowing Base multiplied by the Appraised Value of Eligible Inventory of the Borrowers;

plus

(c) with respect to any Eligible Letter of Credit, the lesser of (i) the Appraised Value of the Inventory supported by such Eligible Letter of Credit, multiplied by the Cost of such Inventory when completed, net of Inventory Reserves, or (ii) the Stated Amount of such Eligible Letter of Credit, multiplied by the Inventory Advance Rate for the Tranche A Borrowing Base;

minus

(d) the then amount of all Availability Reserves.

“Tranche A Commitment” shall mean, with respect to each Tranche A Lender, the commitment of such Tranche A Lender hereunder set forth as its Tranche A Commitment opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement. As of the Closing Date, the Tranche A Commitments aggregate $735,000,000.

“Tranche A Commitment Percentage” shall mean, with respect to each Tranche A Lender, that percentage of the Tranche A Commitments of all Lenders hereunder to make Tranche A Loans to the Borrowers in the amount set forth opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to SECTION 2.02 or SECTION 2.15.

“Tranche A Credit Card Advance Rate” means 90%.

“Tranche A Lender” means each Lender which holds a Tranche A Commitment and any other Person who becomes a “Tranche A Lender” in accordance with the provisions of this Agreement.

“Tranche A Loans” means collectively, the Credit Extensions made by the Lenders pursuant to Article II, other than Tranche A-1 Loans.

“Tranche A-1 Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables of the Borrowers multiplied by the Tranche A-1 Credit Card Advance Rate;

plus

(b) the Cost of Eligible Inventory of the Borrowers, net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A-1 Borrowing Base multiplied by the Appraised Value of Eligible Inventory of the Borrowers;

plus

(c) with respect to any Eligible Letter of Credit, the lesser of (i) the Appraised Value of the Inventory supported by such Eligible Letter of Credit, multiplied by the Cost of such Inventory when completed, net of Inventory Reserves, or (ii) the Stated Amount of such Eligible Letter of Credit, multiplied by the Inventory Advance Rate for the Tranche A-1 Borrowing Base;

minus

(d) the then amount of all Availability Reserves.

“Tranche A-1 Commitment” shall mean, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender hereunder set forth as its Tranche A-1 Commitment opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement. As of the Closing Date, the Tranche A-1 Commitments aggregate $65,000,000.

“Tranche A-1 Commitment Percentage” shall mean, with respect to each Tranche A-1 Lender, that percentage of the Tranche A-1 Commitments of all Lenders hereunder to make Tranche A-1 Loans to the Borrowers in the amount set forth opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to SECTION 2.02 or SECTION 2.15.

“Tranche A-1 Credit Card Advance Rate” means 95%.

“Tranche A-1 Lender” means each Lender which holds a Tranche A-1 Commitment and any other Person who becomes a “Tranche A-1 Lender” in accordance with the provisions of this Agreement.

“Tranche A-1 Loan” means, collectively, the Credit Extensions made by the Tranche A-1 Lenders pursuant to SECTION 2.01(a)(vi) and SECTION 2.13(f).

“Type”, when used in reference to any Revolving Credit Loan or Borrowing, refers to whether the rate of interest on such Revolving Credit Loan, or on the Revolving Credit Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate, as applicable.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unanimous Consent” means the consent of Lenders (other than Delinquent Lenders) holding 100% of the Commitments (other than Commitments held by a Delinquent Lender).

“Unused Commitment” shall mean, on any day, (a) as to the Tranche A Lenders, (i) the then aggregate Tranche A Commitments, minus (ii) the sum of (A) the principal amount of Tranche A Loans of the Borrowers then outstanding, and (B) the then Letter of Credit Outstandings, and (b) as to the Tranche A-1 Lenders, (i) the then aggregate Tranche A-1 Commitments, minus (ii) the principal amount of Tranche A-1 Loans of the Borrowers then outstanding.

“Unused Fee” has the meaning provided in SECTION 2.19(b).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Charter Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “$” or “dollars” or to amounts of money and all calculations of Availability, Excess Availability, Tranche A Borrowing Base, Tranche A-1 Borrowing Base, permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States of America, and (viii) references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Loan Parties and the Administrative Agent and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

SECTION 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in SECTION 3.04, except as otherwise specifically prescribed herein. All amounts used for purposes of financial calculations required to be made shall be without duplication.

(b) Issues Related to GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude (a) the effect of purchase accounting adjustments, including the effect of non-cash items resulting from any amortization, write-up, write-down or write-off of any assets or deferred charges (including, without limitation, intangible assets, goodwill and deferred financing costs in connection with the BCFWC Acquisition, any Permitted Acquisition or any merger, consolidation or other similar transaction permitted by this Agreement), (b) the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the Consolidated balance sheet of the Parent and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (c) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133), and (d) any non-cash compensation charges resulting from the application of FAS 123r.

SECTION 1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

SECTION 1.07 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01 Commitment of the Lenders.

(a) Each Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Credit Extensions to or for the benefit of the Borrowers, on a revolving basis, subject in each case to the following limitations:

(i) The initial Revolving Credit Loans to be made on the Closing Date to the Lead Borrower to consummate the BCFWC Acquisition shall not exceed $225,000,000.

(ii) The aggregate outstanding amount of the Credit Extensions to the Borrowers shall not at any time cause Availability to be less than zero;

(iii) Letters of Credit shall be available from the Issuing Banks to the Borrowers, provided that the Borrowers shall not at any time permit the aggregate Letter of Credit Outstandings at any time to exceed the Letter of Credit Sublimit;

(iv) No Lender shall be obligated to make any Credit Extension to the Borrowers in excess of such Lender’s Commitment;

(v) The aggregate outstanding amount of the Tranche A-1 Credit Extensions shall not exceed the lesser of the Tranche A-1 Commitments or Incremental Availability;

(vi) The Lead Borrower shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loan unless the Borrowers have borrowed the full amount of the lesser of the Tranche A-1 Commitments or Incremental Availability (to the extent that such Tranche A-1 Commitments have not been terminated). Except as otherwise provided in SECTION 2.13(f), all Tranche A-1 Credit Extensions shall be Tranche A-1 Loans and all Letters of Credit shall constitute Tranche A Credit Extensions; and

(vii) Subject to all of the other provisions of this Agreement, Revolving Credit Loans to the Borrowers that are repaid may be reborrowed prior to the Termination Date. No new Credit Extensions (other than Permitted Overadvances) shall be made to the Borrowers after the Termination Date.

(b) Except as provided in SECTION 2.01(a)(vi), each Borrowing of Revolving Credit Loans to the Borrowers (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments. The failure of any Lender to make any Revolving Credit Loan to the Borrowers shall neither relieve any other Lender of its obligation to fund its Revolving Credit Loan to the Borrowers in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

SECTION 2.02 Increase in Tranche A Commitments

(a) So long as no Default or Event of Default exists or would arise therefrom, the Lead Borrower shall have the right, at any time and from time to time after the Closing Date, to request an increase of the aggregate of the then outstanding Tranche A Commitments (including the Letter of Credit Sublimit) by an amount not to exceed in the aggregate $100,000,000. The Administrative Agent and the Lead Borrower shall determine the effective date of such requested increase and any such requested increase shall be first made available to all existing Lenders on a pro rata basis, with any such Lender accepting such increase in a timely fashion relative to the Commitment Increase Date. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable best efforts to arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Lead Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Lead Borrower (which approval shall not be unreasonably withheld), and (iii) without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Lender under this Agreement be less than $10,000,000. Each Commitment Increase shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof.

(b) No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied or waived:

(i) The Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

(ii) The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to the Administrative Agent as the Lead Borrower and such Additional Commitment Lenders and the Administrative Agent shall agree;

(iii) The Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers and dated such date;

(iv) A Revolving Credit Note (to the extent requested) will be issued at the Borrowers’ expense, to each such Additional Commitment Lender, to be in conformity with requirements of SECTION 2.07 (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; and

(v) The Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Tranche A Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1(a) shall be deemed modified, without further action, to reflect the revised Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Tranche A Commitments.

(d) In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Revolving Credit Loans of certain Lenders, and obtain Revolving Credit Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Revolving Credit Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this SECTION 2.02), and (ii) the Borrowers shall pay to the Lenders any costs of the type referred to in SECTION 2.16(c) in connection with any repayment and/or Revolving Credit Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this SECTION 2.02, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in SECTION 2.16(c) which the Borrowers would otherwise occur in connection with the implementation of an increase in the Tranche A Commitments.

SECTION 2.03 Reserves; Changes to Reserves.

(a) The initial Inventory Reserves and Availability Reserves as of the Closing Date are the following:

(i) Shrink (an Inventory Reserve): The amount of Shrink posted from time to time in the Borrowers’ stock ledger plus an amount equal to 1.30% of the net retail sales of the Borrowers since the date of the Borrowers’ last physical inventory.

(ii) Customer Deposits (an Availability Reserve): An amount equal to one hundred percent (100%) of the customer deposits made for layaway or other goods;

(iii) Landlord Lien Reserve (an Availability Reserve): An amount equal to two (2) months’ rent for all of the Borrowers’ leased locations in each Landlord Lien State, other than leased locations with respect to which the Agents have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agents;

(iv) Customer Credit Liabilities (an Availability Reserve): As of any date, an amount equal to fifty percent (50%) of the Customer Credit Liabilities;

(v) Landing Costs (an Availability Reserve): An amount equal to sixteen percent (16%) of the outstanding amount of all Commercial Letters of Credit;

The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of its reasonable business judgment acting in accordance with industry standards for asset based lending in the retail industry, provided that such Reserves shall not be established or changed except upon not less than six (6) Business Days notice to the Borrowers (during which period the Agents shall be available to discuss any such proposed Reserve with the Borrowers).

SECTION 2.04 Making of Revolving Credit Loans.

(a) Except as set forth in SECTION 2.09, SECTION 2.10 and SECTION 2.11, Revolving Credit Loans (other than Swingline Loans) shall be either Prime Rate Loans or LIBO Loans as the Lead Borrower on behalf of the Borrowers may request (which request shall substantially be made in the form attached hereto as Exhibit C) subject to and in accordance with this SECTION 2.04. All Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Credit Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrowers to repay such Revolving Credit Loan in accordance with the terms of the applicable Revolving Credit Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts to select a lending office which will not result in the payment of increased costs by the Borrowers. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.11, Borrowings of Revolving Credit Loans of more than one Type may be incurred at the same time, but in any event no more than ten (10) Borrowings of LIBO Loans may be outstanding at any time.

(b) The Lead Borrower shall give the Administrative Agent (w) three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans, and (x) one (1) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans by the Borrowers. Any such notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the third Business Day in the case of LIBO Loans, and one Business Day in the case of Prime Rate Loans, prior to the date on which such Borrowing is to be made. Such notice shall be irrevocable (except to the extent set forth in SECTION 2.10 or SECTION 2.11 hereof), shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000 in the case of LIBO Loans; and (iii) the date of the proposed Borrowing (which shall be a Business Day). If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one (1) month. If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110 no later than 3:00 p.m., in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this SECTION 2.04 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In the event a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent, forthwith on demand such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Credit Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 5:00 p.m.

(c) Notwithstanding anything to the contrary herein contained, all Revolving Credit Loans to the Borrowers shall be Tranche A-1 Loans until the outstanding principal amount of such Revolving Credit Loans equal the lesser of Incremental Availability or the then Tranche A-1 Commitments. If any Tranche A-1 Loan is prepaid in part pursuant to SECTION 2.16(b), any Revolving Credit Loans to the Borrowers thereafter requested shall be Tranche A-1 Loans until the maximum principal amount of Tranche A-1 Loans outstanding equals the lesser of Incremental Availability or Tranche A-1 Commitments and thereafter all Revolving Credit Loans shall be Tranche A Loans.

(d) To the extent not paid by the Borrowers when due (after taking into consideration any applicable grace period), the Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee payable pursuant to SECTION 2.19 or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under SECTION 2.17(a). Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(d) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

SECTION 2.05 Overadvances.

(a) The Agents and the Lenders shall have no obligation to make any Revolving Credit Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if an Overadvance would result.

(b) The Administrative Agent may, in its discretion, make Permitted Overadvances to the Borrowers without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of a Permitted Overadvance is for the benefit of the Borrowers and shall constitute a Revolving Credit Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

(c) The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of SECTION 2.13(g) regarding the Lenders’ obligations to purchase participations with respect to Letter of Credit Disbursements.

SECTION 2.06 Swingline Loans

(a) The Swingline Lender is authorized by the Lenders, and shall make, Swingline Loans at any time (subject to SECTION 2.06(b)) to the Borrowers up to the amount of the sum of (i) the Swingline Loan Ceiling, upon a notice of Borrowing from Lead Borrower received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 3:00 p.m. on the Business Day on which such Swingline Loan is requested), plus (ii) any Permitted Overadvances. Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Lenders under SECTION 2.22 below.

(b) The Lead Borrower’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under SECTION 4.02 are satisfied (unless such conditions have been waived). If the conditions for borrowing under SECTION 4.02 cannot in fact be fulfilled, (x) the Lead Borrower shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent and the Swingline Lender, and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice, and (y) the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.02. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Non-Compliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Overadvances) shall be made pursuant to this SECTION 2.06(b) if the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the limitations set forth in SECTION 2.01.

SECTION 2.07 Notes.

(a) Upon the request of any Lender, the Revolving Credit Loans made by such Lender shall be evidenced by a Revolving Credit Note, duly executed on behalf of the Borrowers, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b) Upon the request of the Swingline Lender, the Revolving Credit Loans made by the Swingline Lender with respect to Swingline Loans shall be evidenced by a Swingline Note, duly executed on behalf of the Borrowers, dated the Closing Date, payable to the order of the Swingline Lender, in an aggregate principal amount equal to the Swingline Loan Ceiling.

(c) Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Revolving Credit Loan from such Lender, each payment and prepayment of principal of any such Revolving Credit Loan, each payment of interest on any such Revolving Credit Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of any Borrower to repay the Revolving Credit Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(d) Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.

SECTION 2.08 Interest on Revolving Credit Loans.

(a) Subject to SECTION 2.12, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Prime Rate Loans.

(b) Subject to SECTION 2.09 through SECTION 2.12, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c) Accrued interest on all Revolving Credit Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise) and after such maturity on demand.

SECTION 2.09 Conversion and Continuation of Revolving Credit Loans.

(a) The Lead Borrower shall have the right at any time, on three (3) Business Days’ prior notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, or (ii) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans, subject in each case to the following:

(i) No Borrowing of Revolving Credit Loans may be converted into, or continued as, LIBO Loans at any time when any Event of Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrowers to incur Breakage Costs upon the occurrence and during the continuance of an Event of Default unless the Obligations are accelerated);

(ii) If less than a full Borrowing of Revolving Credit Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Revolving Credit Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii) The aggregate principal amount of Prime Rate Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(iv) Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Revolving Credit Loan being so converted;

(v) The Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(vi) A Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion; and

(vii) Each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.

(b) If the Lead Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided in SECTION 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Prime Rate Loans, at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Lead Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Revolving Credit Loan made by such Lender.

SECTION 2.10 Alternate Rate of Interest for Revolving Credit Loans.

If prior to the commencement of any Interest Period for a LIBO Borrowing, the Administrative Agent:

(a) Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in accordance with the terms of the definition thereof) for such Interest Period; or

(b) Is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Revolving Credit Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Lead Borrower.

SECTION 2.11 Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, then, by written notice to the Lead Borrower, such Lender may (x) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Lead Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding LIBO Loans made by such Lender be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b). In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b) For purposes of this SECTION 2.11, a notice to the Lead Borrower pursuant to SECTION 2.11(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

SECTION 2.12 Default Interest.

Effective upon written notice from the Administrative Agent (which notice shall be given only at the direction of the Required Lenders after the occurrence of any Specified Default) and at all times thereafter while such Specified Default is continuing, interest shall accrue on all Loans and other amounts owing by the Borrowers (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin for Revolving Credit Loans) in effect from time to time plus two percent (2.00%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Revolving Credit Loans).

SECTION 2.13 Letters of Credit.

(a) Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the date hereof and prior to the Termination Date, the Lead Borrower on behalf of the Borrowers may request an Issuing Bank to issue, and subject to the terms and conditions contained herein, the applicable Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided, however, that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed the Letter of Credit Sublimit, or (ii) the aggregate Credit Extensions (including Swingline Loans) would exceed the limitations set forth in SECTION 2.01(a) provided, further, that no Letter of Credit shall be issued unless an Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met (such notice shall be deemed given (x) if the Issuing Bank has not received notice that the conditions have not been met within two Business Days of the initial request to the Issuing Bank and the Administrative Agent pursuant to SECTION 2.13(h), or (y) if the aggregate undrawn amount under Letters of Credit issued by such Issuing Bank then outstanding does not exceed the amount theretofore agreed to by the Lead Borrower, the Administrative Agent and the Issuing Bank. A permanent reduction of the Total Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Total Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Total Commitments. Any Issuing Bank (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank, provided that (A) until the Administrative Agent advises any such Issuing Bank that the provisions of Section 6.10 have been or would be violated, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the Issuing Bank, such Issuing Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree.

(b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date), five (5) Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date)) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent and the applicable Issuing Bank) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date), five (5) Business Days prior to the Maturity Date.

(d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers by paying to the Administrative Agent an amount equal to such drawing not later than 12:00 noon on the Business Day immediately following the day that the Lead Borrower receives notice of such drawing and demand for payment by the applicable Issuing Bank, provided that (i) in the absence of written notice to the contrary from the Lead Borrower, and subject to the other provisions of this Agreement, such payments shall be financed when due with a Prime Rate Loan or Swingline Loan to the applicable Borrower in an equivalent amount and, to the extent so financed, the respective Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan, and (ii) in the event that the Lead Borrower has notified the Administrative Agent that it will not so finance any such payments, the applicable Borrowers will make payment directly to the applicable Issuing Bank when due. The Administrative Agent shall promptly remit the payments received by it from any Borrower in reimbursement of a draw under a Letter of Credit or the proceeds of a Prime Rate Loan or Swingline Loan, as the case may be, used to finance such payment to the applicable Issuing Bank. Such Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such payment.

(e) If any Issuing Bank shall make any Letter of Credit Disbursement, then, unless the applicable Borrowers shall reimburse such Issuing Bank in full on the date provided in SECTION 2.13(d) above, the unpaid amount thereof shall bear interest at the rate per annum then applicable to Prime Rate Loans for each day from and including the date such payment is made to, but excluding, the date that such Borrowers reimburse such Issuing Bank therefor, provided, however, that, if such Borrowers fail to reimburse any Issuing Bank when due pursuant to this SECTION 2.13(e), then interest shall accrue at the Default Rate. Interest accrued pursuant to this paragraph shall be for the account of, and promptly remitted by the Administrative Agent, upon receipt to, the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to SECTION 2.13(g)to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f) Immediately upon the issuance of any Letter of Credit by any Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Total Commitments pursuant to SECTION 2.02 or SECTION 9.04 of this Agreement, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders and the Additional Commitment Lenders, if applicable. If any Letters of Credit Outstanding remain upon the termination of the Commitments, to the extent the lesser of (i) Tranche A-1 Commitments or (ii) Incremental Availability exceeds the Tranche A-1 Credit Extensions (the “Excess Amount”) upon such termination of the Commitments, the Tranche A Lenders shall be deemed to have sold to each Tranche A-1 Lender, and each Tranche A-1 Lender shall be deemed unconditionally and irrevocably to have so purchased from the Tranche A Lenders, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A-1 Lender’s Tranche A-1 Commitment Percentage in the lesser of such Excess Amount or such undivided interest and participation of each Tranche A Lender in the Letter of Credit Outstandings, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Any action taken or omitted by any Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.

(g) In the event that any Issuing Bank makes any Letter of Credit Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank pursuant to this SECTION 2.13, such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender, of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Bank the amount of such Lender’s Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If the applicable Issuing Bank so notifies the Administrative Agent and the Administrative Agent so notifies the Lenders prior to 11:00 a.m. on any Business Day, each such Lender shall make available to the applicable Issuing Bank such Lender’s Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day in same day funds). If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to the applicable Issuing Bank, such Lender agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the Federal Funds Effective Rate. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Termination Date. The failure of any Lender to make available to the applicable Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to such Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to any Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(h) Whenever the Lead Borrower desires that any Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension (other than automatic renewal or extensions) of an outstanding Letter of Credit), the Lead Borrower shall give to the applicable Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written (including, without limitation, by telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by such Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the applicable Issuing Bank, the Lead Borrower shall also submit documentation on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit, provided that in the event of a conflict or inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall supersede any inconsistent or contrary terms in such documentation and this Agreement shall control.

(i) Subject to the limitations set forth below, the obligations of the Borrowers to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire hereunder as a result of the payment by the applicable Issuing Bank of any draft or the reimbursement by the Borrowers thereof): (i) Any lack of validity or enforceability of a Letter of Credit; (ii) The existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) Any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; (iv) Payment by any Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; or (vi) The fact that any Event of Default shall have occurred and be continuing; provided, that the Borrowers shall have no obligation to reimburse any Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank, provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) If any Specified Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent (which notice may be given at the election of the Administrative Agent or at the direction of the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the applicable Loan Parties shall immediately deposit in the applicable Cash Collateral Account an amount in cash equal to 101.5% of the Letter of Credit Outstandings owing by such Loan Parties as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Administrative Agent (at the request of the Lead Borrower and at the Borrowers’ risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Revolving Credit Loans has been accelerated, shall be applied to satisfy the other respective Obligations of the applicable Borrower. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of a Specified Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the respective Borrower but in no event later than two (2) Business Days after all Specified Defaults have been cured or waived.

(k) The Loan Parties and the Credit Parties agree that the Existing Letters of Credit shall be deemed Letters of Credit hereunder as if issued by an Issuing Bank.

SECTION 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Revolving Credit Loan) or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount in any material respect of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Credit Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Optional Termination or Reduction of Commitments.

(a) Subject to the provisions of SECTION 2.15(b), upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Tranche A Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Tranche A Commitments of each Tranche A Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all earned and unpaid fees under the Fee Letter and all Unused Fees accrued on the Tranche A Commitments so terminated, and (ii) at the effective time of any such reduction or termination, any amount by which the Credit Extensions to the Borrowers outstanding on such date exceed the amount to which the Tranche A Commitments are to be reduced effective on such date.

(b) Except as provided in the following sentences, the Lead Borrower may reduce the Tranche A-1 Commitments at any time provided that such Tranche A-1 Commitments shall at all times be not less than the then Incremental Availability. In the event that all of the Tranche A Commitments are terminated, the Lead Borrower shall contemporaneously therewith terminate all Tranche A-1 Commitments. The Lead Borrower may also terminate the

Tranche A-1 Commitments in whole or in part if the Borrowers shall have satisfied the Pro Forma Availability Condition (calculated based on the Tranche A Borrowing Base for purposes of this SECTION 2.15(b)). Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. The Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all Unused Fees accrued on the Tranche A-1 Commitments so terminated, and (ii) at the effective time of any such reduction or termination, any amount by which the Tranche A-1 Credit Extensions to the Borrowers outstanding on such date exceed the amount to which the Tranche A-1 Commitments are to be reduced effective on such date.

SECTION 2.16 Optional Prepayment of Revolving Credit Loans; Reimbursement of Lenders.

(a) Subject to the provisions of SECTION 2.16(b), the Borrowers shall have the right at any time and from time to time to prepay without premium or penalty (but subject to payment of Breakage Costs as provided herein) (without a commitment reduction) outstanding Revolving Credit Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent, prior to 12:00 noon, and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 12:00 noon, subject in each case to the following limitations:

(i) Subject to SECTION 2.17, all prepayments shall be paid to the Administrative Agent for application (except as otherwise directed by the applicable Borrower), first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Lender’s Commitment Percentage, and third, if a Specified Default then exists, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 101.5% of all Letter of Credit Outstandings;

(ii) Subject to the foregoing, outstanding Prime Rate Loans of the Borrowers shall be prepaid before outstanding LIBO Loans of the Borrowers are prepaid (except as otherwise directed by the Lead Borrower). Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $10,000,000). No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the Borrowers reimburse the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full); and

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Revolving Credit Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Revolving Credit Loans were made. Each notice of prepayment shall be revocable, provided that, within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the Borrowers shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Revolving Credit Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) Notwithstanding the provisions of SECTION 2.16(a) which generally permit voluntary prepayments of the Revolving Credit Loans, except as provided in SECTIONS 2.17(a), 2.17(b) and 2.17(d), only if all Tranche A Loans are repaid in full may the Borrowers prepay amounts owed with respect to the Tranche A-1 Loans, provided, however, that any such prepayment shall not reduce or terminate the Tranche A-1 Commitments. In addition, the Borrowers may also repay the Tranche A-1 Loans as required upon any reduction or termination of the Tranche A-1 Commitments in accordance with the provisions of SECTION 2.15(b) hereof.

(c) The Borrowers shall reimburse each Lender as set forth below for any loss incurred or to be incurred by the Lenders in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence and during the continuance of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Revolving Credit Loan is prepaid other than on the last day of the Interest Period for such Revolving Credit Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans, such Revolving Credit Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.09,

SECTION 2.10 or SECTION 2.11, or (iii) in the event that after a Borrower delivers a notice of commitment reduction under SECTION 2.15 or a notice of prepayment under SECTION 2.16 in respect of LIBO Loans, such commitment reductions or such prepayments are not made on the day specified in such notice of reduction or prepayment. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Revolving Credit Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan with Prime Rate Loans other than on the last day of the Interest Period for such Revolving Credit Loan or the failure to prepay a LIBO Loan, of the then current Interest Period for such Revolving Credit Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.

(d) Whenever any partial prepayment of Revolving Credit Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Lead Borrower may otherwise designate in writing.

SECTION 2.17 Mandatory Prepayment; Commitment Termination; Cash Collateral.

The outstanding Obligations shall be subject to prepayment as follows:

(a) If at any time the amount of the Credit Extensions by the Lenders causes Availability to be less than zero, the Borrowers will, immediately upon notice from the Administrative Agent: (x) prepay the Tranche A Loans in an amount necessary to eliminate such deficiency; and (y) if, after giving effect to the prepayment in full of all outstanding Tranche A Loans such deficiency has not been eliminated, prepay the Tranche A-1 Loans in an amount necessary to eliminate such deficiency, and (z) if, after giving effect to the prepayment in full of all outstanding Tranche A Loans and Tranche A-1 Loans such deficiency has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 101.5% of the Letters of Credit Outstanding.

(b) The Revolving Credit Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.18, to the extent then applicable. All such payments shall be applied first to Tranche A Loans and after prepayment in full thereof, to the Tranche A-1 Loans.

(c) Any Net Proceeds received from a Prepayment Event (other than Excluded Net Proceeds), whether or not a Cash Dominion Event then exists, shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Revolving Credit Loans in the order of priority set forth in SECTION 7.03. The Agents shall not be obligated to release their Liens on any Collateral included in such Prepayment Event until such Net Proceeds have been so received (to the extent required in this clause (c)). The application of such Net Proceeds to the Revolving Credit Loans shall not reduce the Commitments. If all Obligations then due are paid, any excess Net Proceeds shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(d) So long as a Liquidation has not been commenced and the conditions set forth in SECTION 4.02 have been satisfied by the Loan Parties or waived by the Administrative Agent, at the time of the delivery of each Borrowing Base Certificate, a Tranche A Loan shall be made by the Tranche A Lenders to repay the Tranche A-1 Loans to the extent that the Tranche A-1 Loans exceed Incremental Availability as reflected in such Borrowing Base Certificate.

(e) Except as set forth in SECTION 2.17(c) and except during the continuance of a Cash Dominion Event, any Net Proceeds, Cash Receipts and other payments received by the Administrative Agent shall be applied as the Lead Borrower shall direct the Administrative Agent in writing, and otherwise consistent with the provisions of SECTION 2.16(b).

(f) Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the Borrowers reimburse the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the occurrence and during the continuance of any other Event of Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000. A prepayment of the Revolving Credit Loans pursuant to SECTION 2.16 or SECTION 2.17 shall not permanently reduce the Total Commitments.

(g) Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Revolving Credit Loans and all other outstanding Obligations then owing by them.

SECTION 2.18 Cash Management.

(a) Within thirty (30) days of the occurrence of Specified Default, or immediately upon the occurrence of any other Cash Dominion Event, the Borrowers, upon the request of any Agent, shall deliver to the Agents a schedule of all DDAs, that to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which Schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b) Annexed hereto as Schedule 2.18(b) is a list describing, as of the Closing Date, all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales by such Loan Party.

(c) On or prior to the Closing Date, each Loan Party shall:

(i) deliver to the Collateral Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors listed on Schedule 2.18(b); and

(ii) enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Agents, with any Blocked Account Bank, including, without limitation, with respect to the deposit accounts existing as of the Closing Date listed on Schedule 2.18(c) attached hereto (collectively, the “Blocked Accounts”).

(d) Each Credit Card Notification and Blocked Account Agreement shall require, during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Collateral Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) to the concentration account maintained by the Administrative Agent at Bank of America (the “Concentration Account”), from:

(i) the sale of Inventory and other Collateral (whether or not constituting a Prepayment Event);

(ii) all proceeds of collections of Accounts (whether or not constituting a Prepayment Event);

(iii) all Net Proceeds on account of any Prepayment Event (other than, until the Term Loan Financing Facility is repaid in full, a Prepayment Event arising in connection with the Term Loan Priority Collateral);

(iv) each Blocked Account (including all cash deposited therein from each DDA; and

(v) the cash proceeds of all credit card charges.

(e) If, at any time during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by any Loan Party (other than petty cash accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $3,000,000 or exceed $10,000 with respect to any one account (or in each case, such greater amounts to which the Administrative Agent may agree), and payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Collateral Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Event, the Loan Parties shall provide the Collateral Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the satisfaction of the Collateral Agent, the proceeds from the Term Loan Priority Collateral which were deposited into a Blocked Account and swept to the Concentration Account. Upon the receipt of (x) the contents of the Blocked Accounts, and (y) such accounting, the Collateral Agent agrees to promptly remit to the agent under the Term Loan Financing Facility the proceeds of the Term Loan Priority Collateral received by the Administrative Agent.

(f) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Collateral Agent of appropriate Blocked Account Agreements (except with respect to any payroll, trust, and tax withholding accounts or unless expressly waived by the Collateral Agent) consistent with the provisions of this SECTION 2.18 and otherwise reasonably satisfactory to the Collateral Agent. The Loan Parties shall furnish the Collateral Agent with prior written notice of its intention to open or close a Blocked Account and the Collateral Agent shall promptly notify the Lead Borrower as to whether the Collateral Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained. Unless consented to in writing by the Collateral Agent, the Borrowers shall not enter into any agreements with credit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Collateral Agent.

(g) The Borrowers may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Borrowers for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(h) The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Borrower hereby acknowledges and agrees that (i) such Borrower has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this SECTION 2.18, during the continuation of a Cash Dominion Event, any Borrower receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Borrower for the Collateral Agent, shall not be commingled with any of such Borrower’s other funds or deposited in any account of such Borrower and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Borrower may be instructed by the Collateral Agent.

(i) Any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(j) The Collateral Agent shall promptly (but in any event within one Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.

(k) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. Boston time, on that Business Day);

(ii) Funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations or are being paid in full, by 2:00 p.m. Boston time, on that Business Day);

(iii) If a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv) If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Borrowers shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return;

(v) All amounts received under this SECTION 2.18 shall be applied in the manner set forth in SECTION 7.03.

SECTION 2.19 Fees.

(a) The Borrowers shall pay to the Agents, for their respective accounts, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

(b) The Borrowers shall pay the Administrative Agent, for the account of the Tranche A-1 Lenders and the Tranche A Lenders, an aggregate fee (the “Unused Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of their respective Unused Commitment, during the Fiscal Quarter just ended (or relevant period with respect to the payment being made through the first Fiscal Quarter ending after the Closing Date or on the Termination Date). The Unused Fee shall be paid in arrears, on the first day of each Fiscal Quarter after the execution of this Agreement and on the Termination Date. The Administrative Agent shall pay the Unused Fee to the Lenders upon the Administrative Agent’s receipt of the Unused Fee based upon their pro rata share of an amount equal to the aggregate Unused Fee to all Lenders.

(c) The Borrowers shall pay the Administrative Agent, for the account of the Lenders, on the first day of each Fiscal Quarter and on demand after the Termination Date, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the three month period then ended:

(i) Standby Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans;

(ii) Commercial Letters of Credit: At a per annum rate equal to fifty percent (50%) of the then Applicable Margin for LIBO Loans;

(iii) After the occurrence and during the continuance of a Specified Default, at any time that the Administrative Agent is not holding in the Cash Collateral Account an amount in cash equal to 101.5% of the Letter of Credit Outstandings, as of such date, plus accrued and unpaid interest thereon, effective upon written notice from the Administrative Agent (which notice may be given at the election of the Administrative Agent or at the direction of the Required Lenders after the occurrence of any Specified Default), the Letter of Credit Fee shall be increased, at the option of the Administrative Agent or the Required Lenders, by an amount equal to two percent (2%) per annum.

(d) The Borrowers shall pay to each Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for herein, (i) the reasonable and customary fees and charges of such Issuing Bank in connection with the negotiation, settlement and amendment of each Letter of Credit issued by such Issuing Bank, and (ii) a fronting fee (each, a “Fronting Fee”) equal to 1/8 of 1% on the aggregate Stated Amount of all Letters of Credit. Each such Fronting Fee shall be payable on the first day of each Fiscal Quarter and on demand after the Termination Date, in arrears.

(e) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances (except to the extent set forth in the Fee Letter).

SECTION 2.20 Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrowers (each, the “Loan Account”) which will reflect (i) all Revolving Credit Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or from other Persons for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.17(e) or 7.03, as applicable. After the end of each month, the Administrative Agent shall send to the Borrowers a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, shall be deemed presumptively correct.

SECTION 2.21 Payments; Sharing of Setoff.

(a) The Borrowers shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTIONS 2.14, 2.16(c) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston,

Massachusetts, except payments to be made directly to each Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTIONS 2.14, 2.16(c), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest, fees and other amounts then due hereunder, shall be applied in accordance with the provisions of SECTIONS 2.17(e) or 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, fees and other amounts then due to such respective parties. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Revolving Credit Loans received by the Administrative Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent has distributed to the applicable Lender its Commitment Percentage thereof.

(c) Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(d) In accordance with the provisions of SECTION 8.15, if any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.22 Settlement Amongst Lenders

(a) The Swingline Lender may, at any time (but, in any event shall weekly, as provided in SECTION 2.22(b)), on behalf of the Borrowers (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Credit Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Credit Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.

(b) The amount of each Lender’s Commitment Percentage of outstanding Revolving Credit Loans (including outstanding Swingline Loans, except that settlements of Swingline Loans during the months of July, August and September of each year shall be required to be made by the Swingline Lender only with respect to those Swingline Loans in excess of $25,000,000 in the aggregate only (the “Excess Swingline Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (including Swingline Loans other than Excess Swingline Loans) and repayments of Revolving Credit Loans

(including Swingline Loans other than Excess Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (including Swingline Loans other than Excess Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Commitment Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Lender with respect to Revolving Credit Loans to the Borrowers (including Swingline Loans other than Excess Swingline Loans) shall be equal to such Lender’s applicable Commitment Percentage of Revolving Credit Loans (including Swingline Loans which are not Excess Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.23 Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party or an Agent or a Lender shall be required to deduct or remit any such Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this SECTION 2.23) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrowers shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that if any Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with such Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further, that the Borrowers shall not be required to compensate any Lender pursuant to this SECTION 2.23 for any amounts incurred in any fiscal year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six (6) months from the end of such fiscal year; provided further, that if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such six month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction in United States withholding tax shall deliver to the Lead Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN (claiming a treaty benefit) or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (A) Form W-8BEN, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (3) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code)), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this SECTION 2.23(e), a Foreign Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Foreign Lender is not legally able to deliver.

(f) The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(g); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(h) If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrowers may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.

(i) If any Credit Party reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents (which refund, deduction or credit is provided by the jurisdiction imposing such Taxes), a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the amount of such refund, deduction or credit, net of all out of pocket expenses incurred in securing such refund, deduction or credit. This SECTION 2.23(i) shall not be construed to require any Credit Party to make available its tax returns (or any other confidential information relating to its Taxes) to any Loan Party.

SECTION 2.24 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under SECTION 2.14 or cannot make Revolving Credit Loans under SECTION 2.11, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Credit Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or SECTION 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under SECTION 2.14 or cannot make Revolving Credit Loans under SECTION 2.11 for thirty (30) consecutive days, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, or if any Lender is a Delinquent Lender or otherwise defaults in its obligation to fund Revolving Credit Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.25 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Revolving Credit Loans and Letters of Credit, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Revolving Credit Loans so made and Letters of Credit so issued as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Revolving Credit Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Borrower.

(b) Each Borrower represents to the Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a Borrower) on whose behalf the Lead Borrower has requested a Revolving Credit Loan. None of the Agents nor any other Credit Party shall have any obligation to see to the application of such proceeds.

(d) The authority of the Lead Borrower to request Revolving Credit Loans and Letters of Credit on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Financial Officers of each Borrower; and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

SECTION 2.26 Security Interests in Collateral.

To secure their Obligations under this Agreement and the other Loan Documents, the Borrowers shall grant to the Collateral Agent, for its benefit and the benefit of the other Secured Parties, a first-priority security interest in (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on all Revolver Priority Collateral, or (y) in favor of the agent under the Term Loan Financing on any Term Loan Priority Collateral), all of the Collateral pursuant hereto and to the Security Documents, provided that the Collateral shall secure amounts owing with respect to Cash Management Services and the Other Liabilities of the Borrowers only to the extent provided in the Security Documents.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Revolving Credit Loans and to issue Letters of Credit, the Loan Parties executing this Agreement or a Joinder hereto, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party on the Closing Date and on each other date required by SECTION 4.02 hereof, in each case assuming the effectiveness of the transactions contemplated under the Acquisition Documents and in each case as of the date such representation and warranty is made unless an earlier date is specified:

SECTION 3.01 Organization; Powers.

Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other applicable entity power and authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02 Authorization; Enforceability.

The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental and Other Approvals; No Conflicts.

The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings necessary to perfect Liens created under the Loan

Documents and enforce the rights of the Lenders and the Secured Parties under the Loan Documents or to release existing Liens in connection with the BCFWC Acquisition or (iii) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law (except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect) or the Charter Documents of any Loan Party, (c) do not violate or result in a default (with due notice, lapse of grace period or both) under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents and Permitted Encumbrances.

SECTION 3.04 Financial Condition.

(a) The Lead Borrower has heretofore furnished to the Agents the Consolidated balance sheet, and statements of operations, stockholders’ equity, and cash flows for the Lead Borrower and its Subsidiaries (i) as of and for the Fiscal Years ended May 31, 2003, May 29, 2004 and May 28, 2005, in each case audited by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter ending on or about February 25, 2006, certified by a Financial Officer of the Lead Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since February 25, 2006, there has been no event, change, condition or development that has had or could reasonably be expected to have, individually or in the aggregate, as of the Closing Date, a Company Material Adverse Effect (as defined in the Acquisition Documents). For the period from the Closing Date through the date of the Fiscal Year 2007 audited annual financial statements, there has been no event, change, condition or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For any period from and after the date of the Fiscal Year 2007 audited annual financial statements, there has been no event, change, condition or development during the preceding two Fiscal Years that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Lead Borrower has heretofore furnished to the Agents the pro forma financial statements required pursuant to SECTION 4.01(k) hereof. Such pro forma financial statements have been prepared in good faith by the Lead Borrower, are based on the best information available to the Lead Borrower as of the date of delivery thereof, accurately reflect in all material respects all adjustments required to be made to give effect to the BCFWC Acquisition and present fairly in all material respects on a pro forma basis the estimated Consolidated financial position of the Parent and its Subsidiaries as of such date and for the periods reflected therein, assuming that the BCFWC Acquisition had actually occurred at such date.

SECTION 3.05 Properties.

(a) Except as disclosed on Schedule 3.05(a), each Loan Party has title to, or valid leasehold interests in or right to use, all its real and personal property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.05(b) sets forth with respect to each Loan Party a list of all registrations and issuances of the Intellectual Property owned by such Loan Party and all applications for the registrations or issuance thereof. To the knowledge of each Loan Party, each such registration, issuance and application that is material to the business of such Loan Party is subsisting. To the knowledge of each Loan Party, the Intellectual Property owned by each Loan Party is valid and enforceable, and no proceeding is pending challenging the ownership, registration, validity, enforceability or use of any item of Intellectual Property. Each Loan Party owns or is licensed to use, all Intellectual Property used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and each Loan Party’s use of Intellectual Property owned by such Loan Party does not infringe upon, misappropriate, dilute or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No proceeding is pending (or to the knowledge of each Loan Party, threatened) in which any Person is alleging that a Loan Party is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person in any material respect.

(c) Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the

Loan Parties as of the Closing Date. Schedule 3.05(c)(ii) sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Closing Date, together with a list of the lessor with respect to each such Lease. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party, threatened in writing against or affecting any Loan Party (i) as to which there is a reasonable expectation of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters) or (ii) that involve any of the Loan Documents.

(b) Except as set forth on Schedule 3.06(b), no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any actual or potential claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 3.06(c), to the knowledge of the Loan Parties, no Real Estate or facility owned, operated or leased by any Loan Party is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or similar state “Superfund” list except to the extent that such filings, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) Except as set forth on Schedule 3.06(d), no Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Estate of the Loan Parties.

(e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law, except for any requirement the noncompliance with which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) The Lead Borrower has made available to the Agents and the Lenders all material documents, studies, and reports in the possession, custody or control of the Borrowers concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Estate or facilities currently or formerly owned, operated, leased or used by the Borrowers.

(g) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements.

Each Loan Party is in compliance with all Applicable Law and all Material Indebtedness, and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Investment Company Status.

No Loan Party is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09 Taxes.

Since the Closing Date, each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP, and as to which no Lien has arisen or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA.

Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the Loan Parties and their ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code with respect to each Plan; and (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status. Since the Closing Date, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect, except as set forth on Schedule 3.10. The present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of the most recent actuarial report prepared by such Plan’s actuaries) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure.

None of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties furnished by or on at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

SECTION 3.12 Subsidiaries.

(a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Closing Date; there is no other Capital Stock of any class outstanding as of the Closing Date. To the knowledge of the Loan Parties, all such shares of Capital Stock as of the Closing Date are validly issued, fully paid, and, with respect to corporate shares, non-assessable.

(b) Except as set forth on Schedule 3.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Closing Date.

SECTION 3.13 Insurance.

Schedule 3.13 sets forth a description of all business interruption, general liability, directors and officers liability, comprehensive, casualty and other insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 3.13 is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable as of the Closing Date have been paid and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. As of the Closing Date, none of the Parent or any of its Subsidiaries (a) has received notice from any insurer (or any agent thereof)

that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost.

SECTION 3.14 Labor Matters.

As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Affect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 3.14, as of the Closing Date no Loan Party is a party to or bound by any material collective bargaining agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. As of the Closing Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand in writing for recognition. As of the Closing Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

SECTION 3.15 Security Documents.

The Security Documents create in favor of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, a legal, valid and enforceable security or mortgage interests in the Collateral (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and the Security Documents constitute, or will upon the filing of financing statements or other instruments within the time periods prescribed under Applicable Law and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, to the extent security interests in such Collateral can be perfected by such filings or control, the creation of a fully perfected and opposable first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral (to the extent required under the Security Documents), in each case prior and superior in right to any other Person, except for Permitted Encumbrances (x) having priority by operation of Applicable Law on all Revolver Priority Collateral, or (y) in favor of the agent under the Term Loan Financing on any Term Loan Priority Collateral.

SECTION 3.16 Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Revolving Credit Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17 Solvency.

The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by the BCFWC Acquisition or this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

SECTION 3.18 BCFWC Acquisition. The Agents have (i) received (x) copies of each of the material Acquisition Documents, including all amendments and schedules thereto and (y) evidence that the Certificate of Merger contemplated in the Acquisition Documents has been cleared by applicable Governmental Authorities for filing in the office of the Secretary of State of Delaware. As of the Closing Date, the Acquisition Documents furnished to the Agents are true, accurate and complete copies thereof, are in full force and effect and have not been modified, amended, waived, supplemented or terminated, except for any material modifications, amendments, waivers or supplements thereto approved by the Agents (to the extent such changes are materially adverse to the Lenders (as reasonably determined by the Administrative Agent)).

ARTICLE IV

Conditions

SECTION 4.01 Closing Date.

The obligation of the Lenders to make each Revolving Credit Loan and of the Issuing Banks to issue each Letter of Credit, including the initial Revolving Credit Loans and the initial Letters of Credit, if any, on the Closing Date, is subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a) The Agents and the Arrangers (or their counsel) shall have received from each party either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Agents and the Arrangers (which may include telecopy transmission or electronic pdf copy of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Agents and the Arrangers shall have received a written opinion (addressed to each Agent, the Arrangers and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, and each law firm set forth on Schedule 4.01(b), in each case covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Agents and the Arrangers shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(c) The Agents and the Arrangers shall have received Charter Documents and such other documents and certificates as the Agents or their counsel may reasonably request relating to the organization and existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents, the Arrangers and their counsel.

(d) The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II and a Borrowing Base Certificate dated the Closing Date, relating to the month ended on February 25, 2006, and executed by a Financial Officer of the Lead Borrower.

(e) The Agents and the Arrangers shall have received a certificate, reasonably satisfactory in form and substance to the Agents and the Arrangers, certifying that, as of the Closing Date, no Default or Event of Default exists and the Loan Parties, taken as a whole, are Solvent and that immediately after the consummation of the BCFWC Acquisition, no Default or Event of Default will exist and the Loan Parties, taken as a whole will be Solvent.

(f) The Closing Date Representations and Warranties shall be true and correct in all material respects.

(g) All necessary governmental and shareholder consents and approvals to the transactions contemplated hereby shall have been obtained except for those that, individually or in the aggregate, would not and would not reasonably be expected to have, a Company Material Adverse Effect (as defined in the Acquisition Documents).

(h) The Collateral Agent shall have received (a) appraisals by a third party appraiser reasonably acceptable to the Collateral Agent of all Inventory of the Loan Parties, the results of which are reasonably satisfactory to the Collateral Agent and (b) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Collateral Agent.

(i) No Company Material Adverse Effect (as defined in the Acquisition Documents) shall have occurred since the date of the most recent financial information delivered to the Agents and the Arrangers.

(j) There shall not be any other Material Indebtedness of the Loan Parties outstanding immediately after the Closing Date other than (i) the Senior Notes, (ii) the Term Loan Financing Facility, (iii) the Holdco Notes, (iv) this Agreement, and (v) Permitted Indebtedness reasonably acceptable to the Administrative Agent.

(k) The Administrative Agent shall have received and be satisfied with (a) Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for the three most recently completed Fiscal Years ended at least ninety (90) days prior to the Closing Date, all prepared in accordance with GAAP and audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit), (b) unaudited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flow of the Lead Borrower and its Subsidiaries for each subsequent Fiscal Quarter ended at least forty-five (45) days prior to the Closing Date, prepared in accordance with GAAP, and (c) a pro forma Consolidated balance sheet and related pro forma Consolidated statement of income of the Loan Parties for the twelve month period ending of the last day of the most recently completed four Fiscal Quarters ended at least forty-five (45) days prior to the Closing Date, prepared after giving effect to the BCFWC Acquisition and any other transaction that would be required to be given pro forma effect by Regulation S-X promulgated under the Securities Act of 1933 as amended (except that such financial statements shall not be required to comply with Rule 3-10 of Regulation S-X) and such other adjustments consented to by the Administrative Agent as if such transactions or adjustments had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), all of which is certified by a Responsible Officer of the Lead Borrower to the effect that such financial statements fairly present in all material respects the pro forma financial condition of the Parent and its Subsidiaries in accordance with GAAP.

(l) The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date.

(m) The Agents and the Arrangers shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(n) The Agents shall be reasonably satisfied that all fees due at or immediately after the Closing Date and all Credit Party Expenses incurred by in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall be paid in full from the proceeds of the initial borrowing hereunder.

(o) The Parent, Holdings and/or the Lead Borrower shall have received at least $412,000,000 of cash proceeds of a common equity contribution to pay a portion of the purchase price under the Acquisition Documents. The Borrowers and/or their Affiliates shall have received the proceeds from (a) the Senior Notes, which Senior Notes shall be consistent with the terms set forth in the Commitment Letter

(with any material changes thereto approved by the Agents (whose approval shall not be unreasonably withheld) but only to the extent such changes are materially adverse to the Lenders (as reasonably determined by the Agents)), (b) the Holdco Notes, which Holdco Notes shall be consistent with the terms set forth in the Offering Memorandum for the Senior Notes and the Holdco Notes dated April 10, 2006 (with any material changes thereto approved by the Agents (whose approval shall not be unreasonably withheld) but only to the extent such changes are materially adverse to the Lenders (as reasonably determined by the Agents))and (c) the Term Loan Financing Facility, which Term Loan Financing Facility shall be consistent with the terms set forth in the Commitment Letter (with any material changes thereto approved by the Agents (whose approval shall not be unreasonably withheld) but only to the extent such changes are materially adverse to the Lenders (as reasonably determined by the Agents)).

(p) The BCFWC Acquisition shall be consummated contemporaneously with the effectiveness of this Agreement on terms consistent with the Acquisition Documents in effect as of January 18, 2006 (with any material changes thereto approved by the Agents and the Arrangers (whose approval shall not be unreasonably withheld) but only to the extent such changes are materially adverse to the Lenders (as reasonably determined by the Agents and the Arrangers)). The BCFWC Acquisition shall be consummated contemporaneously with the effectiveness of this Agreement (with all conditions precedent set forth in the Acquisition Documents dated January 18, 2006 having been satisfied or waived with the consent of the Agents and the Arrangers, but only to the extent that the failure to so satisfy such conditions would be materially adverse to the Lenders (as reasonably determined by the Agents and the Arrangers)) on terms set forth in such Acquisition Documents. The Agents and the Arrangers shall have received (x) copies of each of the Acquisition Documents, including all amendments and schedules thereto, each certified as true and correct by an officer of the Lead Borrower, (y) evidence that all consents, filings and approvals required by Applicable Law in connection therewith shall have been obtained and made, including, without limitation, the filing of the Certificate of Merger in the office of the Secretary of State of Delaware and (z) evidence that on the Closing Date, BCFWC Mergersub, Inc. shall have merged with and into Burlington Coat Factory Warehouse Corporation, whereupon the separate existence of BCFWC Mergersub, Inc. shall have ceased and Burlington Coat Factory Warehouse Corporation shall have continued as the surviving corporation.

(q) Except as otherwise agreed by the Collateral Agent, the Collateral Agent shall have received for each material Real Estate asset listed on Schedule 4.01(q) (i) new ALTA/ACSM surveys reasonably satisfactory to and certified to the Collateral Agent (including such additional Table A items as the Collateral Agent may reasonably request), dated not more than thirty (30) days prior to the Closing Date or (ii) ALTA/ACSM surveys dated within four (4) years of the Closing Date reasonably satisfactory to the Collateral Agent together with an affidavit of “No Change”, provided that the title company provides full title coverage for such ALTA/ACSM surveys.

(r) The Collateral Agent shall have received the Security Documents (including, without limitation, the Mortgages set forth on Schedule 4.01(r), together with title insurance in form, scope and amount satisfactory in all respects to the Collateral Agent) and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties.

(s) The Collateral Agent shall have received (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect in the United States the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and (ii) the Credit Card Notifications, and Blocked Account Agreements required pursuant to SECTION 2.18 hereof.

(t) There shall have been delivered to the Agents and the Arrangers all documentation and other information requested by them that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as defined in SECTION 9.16 below).

(u) To the extent not otherwise set forth in this SECTION 4.01, there shall have been delivered to the Agents and the Arrangers each of the instruments, agreements, opinions, certificates and other documents identified on the closing agenda attached hereto as Exhibit J.

SECTION 4.02 Conditions Precedent to Each Revolving Credit Loan and Each Letter of Credit.

The obligation of the Lenders to make each Revolving Credit Loan and of the Issuing Banks to issue each Letter of Credit (other than the initial Revolving Credit Loan and Letter of Credit to be issued on Closing Date in order to consummate the BCFWC Acquisition as more particularly set forth on a schedule of sources and uses previously delivered to the Agents) is also subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a) The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance with SECTION 2.13.

(b) All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

(c) On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

The request by the Lead Borrower for, and the acceptance by any Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base). The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and each other Credit Party and may be waived by the Administrative Agent, in whole or in part, without prejudice to the rights of the Administrative Agent or any other Credit Party.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Revolving Credit Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank), each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01 Financial Statements and Other Information.

The Lead Borrower will furnish to the Administrative Agent:

(a) Within (i) one hundred and twenty (120) days after the end of the first Fiscal Year of the Parent after the Closing Date and (ii) ninety (90) days after the end of each Fiscal Year of the Parent thereafter, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for the Parent and its Subsidiaries, setting forth in comparative form, the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Year ended on or about May 31, 2007) and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit), except for the aforementioned projections, to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the applicable Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP;

(b) Within (i) seventy-five (75) days after the end of each of the first three (3) Fiscal Quarters of the Parent for Fiscal Year 2007 beginning with the Fiscal Quarter ended September 2, 2006 and (ii) forty-five (45) days after the end of each Fiscal Quarter of the Parent thereafter, excluding the last Fiscal Quarter of each Fiscal Year of the Parent, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for the Parent and its Subsidiaries as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Quarter ended on or about August 31, 2007) and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all such Consolidated figures certified by one of the Lead Borrower’s Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each Fiscal Month of the Parent and its Subsidiaries, (i) internally prepared monthly operating financial reports for the Parent and its Subsidiaries, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, all certified by one of the Lead Borrower’s Financial Officers as, to such officer’s knowledge, presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis, and (ii) such reports as are prepared by the Loan Parties’ management for their own use, including the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for the Parent and its Subsidiaries, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Month ended on or about May 31, 2007) and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all certified by one of the Lead Borrower’s Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes;

(d) Concurrently with any delivery of financial statements under clause (a) or clause (b) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit H hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the daily Excess Availability and the Consolidated Fixed Charge Coverage Ratio for such period, (iii) detailing all Store openings and Store closings during the immediately preceding fiscal period, and stating the aggregate number of the Loan Parties’ Stores as of the first day of the current fiscal period, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) Within sixty (60) days after the commencement of each Fiscal Year of the Loan Parties, a detailed, Consolidated budget by month for the applicable Fiscal Year for the Parent and its Subsidiaries and including a projected Consolidated income statement, balance sheet, and statement of cash flow, by month, and promptly when available, any revisions to such budget resulting from any Permitted Acquisition, Permitted Disposition or other transaction, the effect of which would reasonably be expected to change the projected Consolidated EBITDA of the Loan Parties in the subsequent Fiscal Year by 20% or more;

(f) On the 10th Business Day of each month (or more frequently as the Borrowers may elect), a certificate in the form of Exhibit I (a “Borrowing Base Certificate”) showing the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as of the close of business on the immediately preceding calendar month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrowers, a subsequent date), each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Financial Officer of the Lead Borrower, provided that if Excess Availability is at any time less than thirteen (13%) percent of the

Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(g) Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, and (ii) SEC Forms 10K and 10Q for the Parent and/or Holdings (for so long as the Parent and/or Holdings is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended);

(h) Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(i) The financial and collateral reports described on Schedule 5.01(i) hereto, at the times set forth in such Schedule 5.01(i);

(j) Prior to the occurrence of a Cash Dominion Event, a detailed summary of the Net Proceeds received from any Prepayment Event resulting in Net Proceeds in excess of $5,000,000, and after the occurrence of a Cash Dominion Event, a detailed summary of all Net Proceeds received from any Prepayment Event, in each case within five (5) Business Days after receipt of such Net Proceeds other than from sales of Inventory in the ordinary course of business; and

(k) Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as the Agents or any Lender may reasonably request (other than information which is subject to an attorney-client privilege or would result in a breach of a confidentiality obligation of the Loan Parties to any other Person).

Documents required to be delivered pursuant to SECTION 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (the “Informational Website”), if any, to which each Lender and the Administrative Agent have unrestricted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrowers physical delivery of specific financial information provided for in this SECTION 5.01 and (B) the Lead Borrower shall give the Administrative Agent and each Lender (or if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website. The Credit Parties shall have no liability to any Loan Party or any Credit Party associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.

SECTION 5.02 Notices of Material Events.

The Lead Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Lead Borrower obtains knowledge thereof:

(a) A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of the Lead Borrower that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) The occurrence of an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability to the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $25,000,000 or would reasonably be expected to result in a Material Adverse Effect;

(d) Any development that results in a Material Adverse Effect;

(e) Any change in any Loan Party’s chief executive officer or chief financial officer;

(f) Any material change in any Loan Party’s financial reporting practices;

(g) Any strikes, lockouts or slowdowns against any Loan Party which would reasonably be expected to result in a Material Adverse Effect;

(h) The filing of any Lien for unpaid Taxes against any Loan Party in excess of $5,000,000;

(i) The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants; and

(j) Any casualty or other insured damage to any portion of the Collateral included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base in excess of $5,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base in excess of $5,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

The Lead Borrower will furnish to the Agents prompt written notice of any change in:

(a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the Uniform Commercial Code or other Applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Security Documents (subject only to Permitted Encumbrances having priority by operation of Applicable Law) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

SECTION 5.04 Existence; Conduct of Business.

Each Loan Party will do all things necessary to comply with its Charter Documents in all material respects, and to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.03 or SECTION 6.05.

SECTION 5.05 Payment of Obligations.

Each Loan Party will pay its Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (c) the failure to make payment, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The provisions of this paragraph shall not limit or restrict the ability of the Agents to establish any Reserve for any unpaid Tax liabilities.

SECTION 5.06 Maintenance of Properties.

Each Loan Party will keep and maintain all tangible property material to the conduct of its business in substantially the same condition as of the Closing Date (ordinary wear and tear, casualty loss and condemnation excepted), except (a) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (b) for Store closings and Permitted Dispositions permitted hereunder. Each Loan Party will use commercially reasonable efforts to prosecute, maintain, and enforce the Intellectual Property, except to the extent such Intellectual Property is no longer used or deemed by such Loan Party in its reasonable business judgment to be useful in the conduct of the business of the Loan Parties.

SECTION 5.07 Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Closing Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agents, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Business interruption policies shall name the Administrative Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, (A) prior to the occurrence of a Cash Dominion Event, the insurer shall pay all proceeds of such business interruption policies in excess of $30,000,000 otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, and (B) after the occurrence and during the continuance of a Cash Dominion Event, the insurer shall pay all proceeds of such business interruption policies otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer and (iii) such other provisions to the endorsement as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent. The Lead Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) The Agents acknowledge that the insurance policies described on Schedule 3.13 are satisfactory to them as of the Closing Date and are in compliance with the provisions of this SECTION 5.07.

SECTION 5.08 Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a) Each Loan Party will keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested.

(b) Each Loan Party will from time to time upon the request of any Agent, permit any Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (ii) the assets included in the Tranche A-1

Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals, provided that (x) the Agents may conduct no more than three (3) commercial finance examinations in any calendar year (provided that the Agents, in their reasonable discretion, if any Specified Default exists, may cause such additional commercial finance examinations to be taken as the Agents reasonably determine (each, at the expense of the Loan Parties) and further provided that, from and after the first anniversary of the Closing Date, as long as average monthly Excess Availability is and has been for a period of twelve (12) consecutive months greater than the lesser of (i) 50% of the then Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) and (ii) $275,000,000 and no Specified Default exists, the Agents may conduct no more than one commercial finance examination in such calendar year at the Loan Parties’ expense), and (y) the Agents may undertake no more than three (3) appraisals of the Loan Parties’ Inventory in any calendar year (provided that the Agents, in their reasonable discretion, if any Specified Default exists, may cause such additional appraisals to be taken as the Agents reasonably determine (each, at the expense of the Loan Parties) and further provided that, from and after the first anniversary of the Closing Date, as long as average monthly Excess Availability is and has been for a period of twelve (12) consecutive months greater than the lesser of (i) 50% of the then Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) and (ii) $275,000,000 and no Specified Default exists, the Agents may conduct no more than one appraisal for each category of Inventory of the Loan Parties in such calendar year at the Loan Parties’ expense) (provided further that, the Agents may undertake at their sole expense whether or not a Specified Default exists, one (1) additional appraisal for Inventory), and (z) the Agents may undertake appraisals of other Collateral once in each twelve calendar month period (provided that the Agents, in their reasonable discretion, if any Specified Default exists, may cause such additional such appraisals to be taken as the Agents reasonably determine (each, at the expense of the Loan Parties)).

(c) The Loan Parties shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the annual audited statements, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Agents; subject, however, if requested by such accountants, to the execution of an access agreement by the Agents and such accountants in form reasonably satisfactory to each of them; provided that a representative of the Lead Borrower shall be given the opportunity to be present all such discussions.

(d) At its election, upon its reasonable belief that any Loan Party has breached any representation, warranty or covenant herein relating to environmental matters in any material respect, or in connection with the enforcement of remedies against any Real Estate after the occurrence and during the continuance of an Event of Default, the Collateral Agent or any Lender may, at its own cost and expense, retain an independent engineer or environmental consultant to conduct an environmental assessment (but, prior to the occurrence of any such Event of Default, only with respect to the subject matter of such breach, including, as relevant to such breach, of the condition of any Real Estate or facility of any Loan Party) and/or such Loan Party’s compliance with Environmental Law. Each Loan Party shall cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Collateral Agent or such Lender to have full access to each property or facility at reasonable times and after reasonable notice to the Lead Borrower of the plans to conduct such an environmental assessment. Environmental assessments conducted under this paragraph shall be limited to visual inspections of the Real Estate or facility, interviews with representatives of the Loan Parties or facility personnel, and review of applicable records and documents pertaining to the condition of the property or facility, its compliance with Environmental Law and any potential Environmental Liabilities, in each case prior to the occurrence and during the continuance of an Event of Default, to the extent relevant to the subject matter of such breach. All environmental assessments conducted pursuant to this paragraph shall be at the Loan Parties’ sole cost and expense.

SECTION 5.09 Physical Inventories.

The Loan Parties, at their own expense, shall cause not less than one (1) physical count of Inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of its annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding Inventory (or cycle count) or as otherwise may be reasonably satisfactory to the Agents. Following the completion of such Inventory count, and in any event by the next date required for the delivery of a Borrowing Base Certificate hereunder, the Borrowers shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

SECTION 5.10 Compliance with Laws.

Each Loan Party will comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws; and (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate. The Loan Parties shall notify the Administrative Agent promptly after such Person becomes aware of any violation of or non-compliance with any Environmental Laws or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000 individually or in the aggregate; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 individually or in the aggregate in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

SECTION 5.11 Use of Proceeds and Letters of Credit.

The proceeds of Revolving Credit Loans made hereunder and of Letters of Credit issued hereunder will be used only (a) to directly or indirectly finance the BCFWC Acquisition, (b) to finance the acquisition of working capital assets of the Borrowers and their Subsidiaries, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers and their Subsidiaries, (d) to finance Permitted Acquisitions, and (d) for general corporate purposes, including, as long as the Payment Conditions are satisfied, the repayment of Indebtedness (including the Senior Notes, the Holdco Notes, and the Term Loan Financing Facility), the making of Restricted Payments, and the making of Investments, all to the extent permitted in this Agreement. No part of the proceeds of any Revolving Credit Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

SECTION 5.12 Additional Subsidiaries.

If any Loan Party shall form or acquire a Subsidiary that is not an Immaterial Subsidiary after the Closing Date, the Lead Borrower will notify the Agents thereof and if such Subsidiary is not a Foreign Subsidiary, will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Agents or the Required Lenders shall reasonably request. If any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Lead Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Obligations within ten (10) Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of Capital Stock of such Subsidiary to be pledged may be limited to 65% of the outstanding shares of Capital Stock of such Subsidiary).

SECTION 5.13 Further Assurances.

(a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b) Upon the request of the Collateral Agent, each Loan Party shall use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Collateral Agent covering such matters and in such form as the Collateral Agent may reasonably require. In the event Inventory is in the possession or control of a customs broker that has not delivered an agreement as required by the preceding sentence, such Inventory shall not be considered Eligible In-Transit Inventory hereunder.

(c) In the event any Real Estate listed on Schedule 1.1(b) is not sold or transferred in accordance with clause (g)(ii) of the definition of “Permitted Dispositions” on or prior to the date that is 120 days after the Closing Date, the applicable Loan Party shall deliver to the Collateral Agent a Mortgage in form and substance reasonably satisfactory to the Collateral Agent with respect to such Real Estate.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Revolving Credit Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank), each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01 Indebtedness and Other Obligations.

No Loan Party will create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02 Liens.

No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.

SECTION 6.03 Fundamental Changes

(a) No Loan Party will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Subsidiary may liquidate, dissolve, consolidate, or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation, (ii) any Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, or merge into any Subsidiary that is not a Loan Party, (iii) any Loan Party may merge with or into any other Loan Party, and (iv) Permitted Acquisitions and transactions permitted pursuant to SECTION 6.05 may be consummated in the form of a merger or consolidation, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by SECTION 6.04.

(b) No Loan Party will engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those supportive, complementary or ancillary thereto.

SECTION 6.04 Investments, Revolving Credit Loans, Advances, Guarantees and Acquisitions.

No Loan Party will make or permit to exist any Investment, except Permitted Investments.

SECTION 6.05 Asset Sales.

No Loan Party will sell, transfer, lease (as lessor), license (as licensor), abandon or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, except sales of Inventory and the use of cash or cash equivalents in the ordinary course of business, transactions permitted by SECTION 6.03 and Permitted Dispositions and the making of Permitted Investments (to the extent such Investment would involve a sale, transfer or disposition of any assets).

SECTION 6.06 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that

(i) Any Loan Party or any Subsidiary of a Loan Party may declare and pay cash dividends or make other distributions of property to a Loan Party; provided that any such Restricted Payments made to Holdings or the Parent under this clause (i) shall be used (w) to pay general corporate and overhead expenses incurred by Holdings or the Parent in the ordinary course of business, or the amount of any indemnification claims made by any director or officer of Holdings or the Parent, (x) to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings or the Parent, (y) to pay taxes that are due and payable by the Parent as the parent of a consolidated group that includes Parent and its Subsidiaries, and (z) so long as no Event of Default shall have occurred and be continuing under SECTIONS 6.10, 7.01(a), 7.01(b), 7.01(h), or 7.01(i) or would result therefrom, to pay interest as and when due in respect of the Holdco Notes to the extent required under the Holdco Note Documents;

(ii) The Loan Parties may make Restricted Payments for the purpose of paying amounts owing under the Advisory Agreement, to the extent permitted under SECTION 6.07;

(iii) The Loan Parties may make Restricted Payments on the Closing Date to consummate the BCFWC Acquisition;

(iv) The Loan Parties may make Restricted Payments consisting of Permitted Dispositions of the type described, and subject to the limitations contained, in the definition thereof; and

(v) The Loan Parties may make Restricted Payments constituting repurchases of equity interests in the Parent or any Subsidiary in connection with the exercise of stock options or warrants if such equity interests represent a portion of the exercise price of such option or warrants, provided that Restricted Payments made pursuant to this clause (v) shall not exceed $2,000,000 in any Fiscal Year of the Parent.

(b) No Loan Party will make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except

(i) payments in Capital Stock (as long as no Change in Control would result therefrom) and payments of interest in-kind of the Loan Parties;

(ii) payments of principal and interest in respect of any Subordinated Indebtedness (subject to applicable subordination provisions relating thereto);

(iii) (A) payments of principal (including mandatory prepayments) and interest as and when due in respect of any Permitted Indebtedness (other than Subordinated Indebtedness) and (B) as long as the Payment Conditions are satisfied, prepayments of Permitted Indebtedness (other than the Senior Notes, the Holdco Notes, the Term Loan Financing Facility, Indebtedness due to the Sponsor or any of its Affiliates (other than Indebtedness due to any of the Loan Parties or their Subsidiaries) or Subordinated Indebtedness);

(iv) prepayment in whole or in part of the Senior Notes, the Holdco Notes, or the Term Loan Financing Facility with the proceeds of any equity securities issued or capital contributions received by any Loan Party or any Subsidiary for the purpose of making such payment or prepayment;

(v) prepayment in whole or in part of the Senior Notes, the Holdco Notes, or the Term Loan Financing Facility from any refinancing of the Senior Notes, the Holdco Notes, or the Term Loan Financing Facility not prohibited hereunder;

(vi) if the Payment Conditions are satisfied, prepayment in whole or in part of the Senior Notes or the Holdco Notes;

(vii) if the Term Payment Availability Conditions are satisfied, prepayment in whole or in part of the Term Loan Financing Facility;

(viii) as long as no Specified Default then exists or would arise therefrom, payments of interest only on account of Permitted Indebtedness due to the Sponsors or Sponsor Related Parties, stockholders and/or Affiliates (subject to applicable subordination provisions relating thereto);

(ix) payments of principal and interest in respect of notes issued to stockholders in connection with the repurchase of shares of Capital Stock of the Parent, provided that such payments shall not exceed $3,000,000 in any Fiscal Year, provided that, in the event the entire $3,000,000 is not utilized in any Fiscal Year, one hundred percent (100%) of such unutilized portion may be carried forward to succeeding Fiscal Years of the Parent; and

(x) refinancings of Indebtedness to the extent permitted under this Agreement.

SECTION 6.07 Transactions with Affiliates.

No Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not otherwise prohibited hereunder, (c) payments due pursuant to the Advisory Agreement on account of Advisory Fees consisting of (i) fees payable on the Closing Date, (ii) payments (but not prepayments) on account of annual advisory fees provided that such payments may not be made if an Event of Default under SECTIONS 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing or would arise therefrom, provided further that such fees not paid shall accrue and be paid when the applicable Event of Default has been cured or waived and no additional Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing or would arise as a result of such payment, and (iii) transaction fees, provided that such payments in excess of $1,000,000 may not be made if a Specified Default exists or would arise therefrom, provided further that such fees in excess of $1,000,000 not paid shall accrue and be paid when the applicable Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment, (d) payments of indemnities and reasonable expense reimbursements under the Advisory Agreement, (e) as set forth on Schedule 6.07, (f) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries, (g) payment of director’s fees, expenses and indemnities, (h) stock option, stock incentive, equity, bonus and other compensation plans of the Loan Parties and their Subsidiaries, (i) employment contracts with officers and management of the Loan Parties and their Subsidiaries, (j) the repurchase of equity interests from officers, directors and employees to the extent specifically permitted under this Agreement, (k) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted under this Agreement, (l) Investments consisting of notes from officers, directors and employees to purchase equity interests to the extent specifically permitted under this Agreement, (m) payments pursuant to the tax sharing agreements among the Loan Parties to the extent attributable to the ownership or operations of the Parent and its Subsidiaries, (n) the issuance of equity interests to the management of the Parent in connection with the BCFWC Acquisition, and (o) other transactions with Affiliates specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Permitted Dispositions, Restricted Payments, Permitted Investments and Indebtedness).

SECTION 6.08 Restrictive Agreements.

No Loan Party will directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or to guarantee Indebtedness of the Loan Parties, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Loan Document, by any documents in existence on the Closing Date or under any documents relating to joint ventures of any Loan Party to the extent that such joint ventures are not prohibited hereunder, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Loan Party or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Loan Party or Subsidiary that are to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in contracts or leases restricting the assignment or subleasing or sublicensing thereof, (v) the foregoing shall not apply to any agreement related to Indebtedness under the Senior Notes, the Holdco Notes, or the Term Loan Financing Facility, (vi) clause (a) of the foregoing shall not apply to licenses or contracts which by the terms of such licenses and contracts prohibit the granting of Liens on the rights contained therein, and (vii) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition.

SECTION 6.09 Amendment of Material Documents.

No Loan Party will amend, modify or waive any of its rights under (a) its Charter Documents, (b) the nature of the obligations under any guaranty of recourse obligations, (c) the Advisory Agreement, or (d) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect. No Loan Party will amend, modify or waive any provisions of the Term Loan Agreement if such amendment, modification or waiver results in the Lenders receiving mandatory prepayments in an amount less than the amount the Lenders would have received based on the provisions of the Term Loan Agreement as of the date hereof.

SECTION 6.10 Excess Availability.

The Loan Parties shall not permit Excess Availability at any time to be less than eight percent (8%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base).

SECTION 6.11 Fiscal Year.

No Loan Party will change its Fiscal Year without the prior written consent of the Agents.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) Any Loan Party shall fail to pay any principal of any Revolving Credit Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration or otherwise;

(b) Any Loan Party shall fail to pay any interest on any Revolving Credit Loan or any fee or any other amount (other than an amount referred to in SECTION 7.01(a), any amount payable for Cash Management Services or Other Liabilities) as the same shall become due and payable under this Agreement or any other Loan Document and such failure continues for five (5) Business Days;

(c) Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any financial statement) shall prove to have been incorrect in any material respect when made or deemed made;

(d) Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in (i) SECTION 6.10 (after a three (3) day grace period), or (ii) any other Section of Article VI or (iii) SECTION 5.01(f) (after a two (2) Business Day grace period), or (iv) in any of SECTION 2.18, SECTION 5.01(d), SECTION 5.02(a), SECTION 5.07, SECTION 5.08(b), or SECTION 5.11 (provided that, if (A) any such Default described in this clause (iv) is of a type that can be cured within 5 Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for 5 Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(e) Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Lead Borrower;

(f) Any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, which default, event or condition is not being contested in good faith;

(g) a Change in Control shall occur;

(h) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in SECTION 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Except as permitted under SECTION 6.05, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Loan Parties’ assets or Store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ Stores;

(k) One or more final judgments for the payment of money in an aggregate amount in excess of $40,000,000 if Excess Availability is greater than or equal to $100,000,000 on a pro forma basis for the twelve (12) month period following such judgment or $20,000,000 if Excess Availability is less than $100,000,000 on a pro forma basis for the twelve (12) month period following such judgment, (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(l) An ERISA Event (other than any ERISA Event set forth on Schedule 3.10) shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a liability of any Loan Party in excess of $25,000,000 or such other amount that would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days;

(m) Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, including, without limitation, (i) the delivery of any notice pursuant to Nevada Revised Statutes 106.380(1) with respect to any Mortgage; (ii) the delivery of any notice of an election to terminate the operation of any Mortgage as security for any Obligation, including, without limitation, any obligation to repay any “future advances” (as defined in Nevada Revised Statutes 106.320) of principal (as defined in Nevada Revised Statutes 106.345), (iii) records a statement pursuant to Nevada Revised Statutes 106.380(3), or (iv) causes any Mortgage or any Obligation or any Credit Party to be subject to Nevada Revised Statutes 106.380(2), 106.380(3) or 106.400;

(n) Any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;

(o) Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (i) as a result of the sale, release or other disposition of the applicable Collateral in a Permitted Disposition or other transaction permitted under the Loan Documents or, (ii) relating to an immaterial amount of Collateral not constituting Revolver Priority Collateral, or (iii) as a result of the failure of the Collateral Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection of its Liens in accordance with Applicable Law;

(p) The occurrence of any uninsured loss to any material portion of the Collateral which would reasonably be expected to result in a Material Adverse Effect;

(q) The termination of the Facility Guaranty or any other guaranty of the Obligations (except for any release or termination permitted hereunder);

(r) The indictment of any Loan Party, under any Applicable Law where the crime alleged would constitute a felony under Applicable Law and such indictment remains unquashed or such legal process remains undismissed for a period of 90 days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material; or

(s) the imposition of any stay or other order, the effect of which restrains the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course in a manner that has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall irrevocably terminate immediately; (ii) declare the Obligations owing by such Borrowers then outstanding to be due and payable in whole, and thereupon the principal of the Revolving Credit Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties to the extent permitted by Applicable Law; or (iii) require the applicable Loan Parties to furnish cash collateral in an amount equal to 101.5% of its respective Letter of Credit Outstandings to be held and applied in accordance with SECTION 7.03. In case of any event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i), the Commitments shall automatically and irrevocably terminate and the principal of the Revolving Credit Loans and other Obligations owing by such Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties to the extent permitted by Applicable Law.

SECTION 7.02 Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03 Application of Proceeds.

After the occurrence and during the continuance of (i) any Cash Dominion Event or (ii) any Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or, without limiting the foregoing, on account of any Prepayment Event, any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a) FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;

(b) SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Lenders (other than fees to Tranche A-1 Lenders), until paid in full;

(c) THIRD, ratably to pay interest accrued in respect of the Obligations (other than the Tranche A-1 Loans) until paid in full;

(d) FOURTH, to pay principal due in respect of the Swingline Loans until paid in full;

(e) FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans (other than Tranche A-1 Loans) until paid in full;

(f) SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Tranche A Lenders as cash collateral in an amount up to 101.5% of the then Stated Amount of Letters of Credit (other than those in which the Tranche A-1 Lenders participate) until paid in full;

(g) SEVENTH, ratably to pay any fees then due to the Tranche A-1 Lenders until paid in full;

(h) EIGHTH, ratably to pay interest accrued in respect of the Tranche A-1 Loans until paid in full;

(i) NINTH, ratably to pay principal due in respect of Tranche A-1 Loans until paid in full;

(j) TENTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Tranche A-1 Lenders, as cash collateral in an amount up to 101.5% of the then Stated Amount of Letters of Credit in which the Tranche A-1 Lenders participate until paid in full;

(k) ELEVENTH, to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party by the Agents;

(l) TWELFTH, ratably to pay any other outstanding Obligations (including any outstanding Other Liabilities); and

(m) THIRTEENTH, to the Lead Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment and Administration by Administrative Agent.

Each Credit Party hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Credit Parties each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02 Appointment of Collateral Agent.

Each Secured Party hereby irrevocably designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents. The Secured Parties each hereby (i) irrevocably authorizes the Collateral Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03 Sharing of Excess Payments.

If at any time or times any Secured Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (ii) payments from the Administrative Agent in excess of such Secured Party’s ratable portion of all such distributions by the Administrative Agent, such Secured Party shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of SECTION 2.17 or SECTION 7.03, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. In no event shall the provisions of this paragraph be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate(s) thereof (as to which the provisions of this paragraph shall apply).

SECTION 8.04 Agreement of Applicable Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.

SECTION 8.05 Liability of Agents.

(a) The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement or any of the other Loan Documents by or through any of their respective officers, agents and employees, and no Agent nor any of their respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent nor any of their respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing no Agent, nor any of their respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06 Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Secured Parties. Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Secured Parties. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that their compliance with such directions would be unlawful.

SECTION 8.07 Credit Decisions.

Each Secured Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Revolving Credit Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08 Reimbursement and Indemnification.

Each Secured Party (other than the Agents) agrees to (i) reimburse the Agents for such Secured Party’s pro rata share of all Obligations held by such Secured Party of (x) any expenses and fees incurred by any Agent for the benefit of Secured Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties, and (y) any expenses of any Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse, and (ii) indemnify and hold harmless each Agent and any of their respective directors, officers, employees, or agents, on demand, in the amount of such Secured Party’s pro rata share of all Obligations held by such Secured Party, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Secured Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such. The provisions of this SECTION 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.09 Rights of Agents.

It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent thereunder.

SECTION 8.10 Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.

SECTION 8.11 Successor Agents.

Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Lead Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Specified Default, shall be reasonably satisfactory to the Lead Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Secured Parties, appoint a successor Agent which shall be a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $1,000,000,000, or capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Secured Parties in writing by such successor Agent) which, so long as there is no Specified Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12 Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13 Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

(b) is deemed to have requested that the Agents furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower under SECTIONS 5.01(a) through and including 5.01(f), and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”) (and the Agents agree to furnish such Reports promptly to the Lenders, which Reports may be furnished in accordance with the final paragraph of SECTION 5.01);

(c) expressly agrees and acknowledges that no Agent makes any representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Revolving Credit Loan or Revolving Credit Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold each Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 8.14 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession. Should any Secured Party (other than an Agent) obtain possession of any such Collateral, such Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent, or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15 Delinquent Lender.

(a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any

Revolving Credit Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans or Letter of Credit Outstandings (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Secured Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Revolving Credit Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Revolving Credit Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations (other than Other Liabilities) shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Obligations (other than Other Liabilities), any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), the Delinquent Lender’s Commitment to fund future Credit Extensions. Upon any such purchase of the Commitment Percentage of any Delinquent Lender, the Delinquent Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. The Borrowers may, on ten (10) days’ prior written notice to the Administrative Agent and such Delinquent Lender, replace such Delinquent Lender (in its capacity as a Lender) by causing such Delinquent Lender to (and such Delinquent Lender shall be obligated to) assign (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees.

(c) Each Delinquent Lender shall indemnify the Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Revolving Credit Loan or to otherwise perform its obligations under the Loan Documents.

SECTION 8.16 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Collateral Agent to release any Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnity obligations with respect to then unasserted claims), all Letters of Credit shall have expired or terminated (or been collateralized in a manner satisfactory to the applicable Issuing Bank) and all Letter of Credit Outstandings have been reduced to zero (or collateralized in a manner satisfactory to the applicable Issuing Bank), or (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition upon receipt by the Administrative Agent of the Net Proceeds thereof to the extent required by this Agreement. Except as provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Applicable Lenders. Upon request by any Agent or any Loan Party at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.16.

(b) Upon at least two (2) Business Days’ prior written request by the Lead Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in SECTION 8.16(a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Collateral Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 8.17 Syndication Agent and Arrangers.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent and the Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a) if to any Loan Party, to it at 1830 Route 130, Burlington, New Jersey 08016, Attention: Legal Department (Telecopy No. 609-239-9675), with copies to Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: John Tudor (Telecopy No. (617) 516-2010), (E-Mail: jtudor@bain-capital.com), and Kirkland & Ellis, LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Linda K. Myers, P.C. (Telecopy No. (312) 861-2200), (E-Mail lmyers@kirkland.com);

(b) if to the Administrative Agent, the Collateral Agent or the Swingline Lender to Bank of America, N.A., 40 Broad Street, Boston, Massachusetts 02109, Attention Kathleen Dimock (Telecopy No. (617) 434-4312), (E-Mail Kathleen.dimock@bankofamerica.com), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456), (E-Mail dberman@riemerlaw.com);

(c) if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Credit Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent(s) and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:

(i) Increase the Commitment of any Lender without the prior written consent of such Lender;

(ii) Without:

(A) the prior written Unanimous Consent of all Lenders directly affected thereby, reduce the principal amount of any Obligation or reduce the rate of interest thereon (other than the waiver of the Default Rate), or reduce any fees or other amounts payable under the Loan Documents;

(B) the prior written Unanimous Consent of all Lenders directly affected thereby, postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date;

(C) the prior written Unanimous Consent of all Lenders, except for Permitted Dispositions or for Collateral releases as provided in SECTION 8.16, release all or substantially all of the Collateral from the Liens of the Security Documents;

(D) the prior written Unanimous Consent of all Lenders, except as provided in SECTION 2.02, increase the Total Commitments;

(E) the prior written Unanimous Consent of all Lenders, change the definition of the terms “Availability” or “Tranche A Borrowing Base” or “Tranche A-1 Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Inventory and Accounts acquired in a Permitted Acquisition to the Borrowing Base as provided herein; or

(F) the prior written Unanimous Consent of all Lenders, except in connection with Permitted Dispositions, release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document;

(G) the prior written Unanimous Consent of all Lenders, modify the definition of Permitted Overadvance so as to increase the amount thereof, or to cause the aggregate Commitments (or the Commitment of any Lender) to be exceeded as a result thereof, or, except as provided in such definition, the time period for a Permitted Overadvance;

(H) the prior written Unanimous Consent of all Lenders, change SECTION 2.17, SECTION 2.18, SECTION 7.03, or SECTION 8.03;

(I) the prior written Unanimous Consent of all Lenders, (i) subordinate the Obligations hereunder to any other Indebtedness, or (ii) except as provided by operation of Applicable Law, subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien;

(J) the prior written Unanimous Consent of all Lenders, change any of the provisions of this SECTION 9.02(b) or the definitions of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; or

(K) the prior written Unanimous Consent of all Lenders, increase the amount of the Excess Swingline Loans.

(iii) Without the prior written consent of (A) Lenders (other than Delinquent Lenders) having more than 50% of the Tranche A Commitments and (B) Lenders (other than Delinquent Lenders) having more than 66 2/3% of the Tranche A-1 Commitments (as long as the Traanche A-1 Commitments are outstanding), modify the provisions of SECTION 6.10 or any component definition thereof if as a result thereof the Excess Availability requirements of that Section would be reduced.

(iv) Without prior written consent of the Agents or the Issuing Banks, as the case may be, affect the rights or duties of the Agents or the Issuing Banks.

(c) Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Lead Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all the Lenders, the Lead Borrower and the Administrative

Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Lead Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee, subject to the reasonable approval of the Administrative Agent, or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Revolving Credit Loans are outstanding at the time of such amendment, the making of such additional Revolving Credit Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Revolving Credit Loans (including principal, interest, fees and other amounts due and owing under the Loan Documents) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against any Loan Party unless signed by such Loan Party.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall jointly and severally pay all Credit Party Expenses incurred as of the Closing Date on the Closing Date. Thereafter, the Loan Parties shall jointly and severally pay all Credit Party Expenses within thirty (30) days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Loan Parties have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Loan Parties or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Loan Parties’ rights with respect thereto).

(b) The Loan Parties shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for the Agents and one counsel for all other Indemnitees (other than the Agents), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent or such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are relating to disputes among Indemnitees, (y) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Indemnitee of its obligations to a Loan Party, or (z) which constitute indirect, consequential, special or punitive damages. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) No party to this Agreement shall assert and, to the extent permitted by Applicable Law, each such party hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Credit Extension or the use of the proceeds thereof.

(d) The provisions of paragraphs (b) and (c) of this SECTION 9.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this SECTION 9.03 shall be payable within thirty (30) days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, Indemnitees, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may, with the consent of the Administrative Agent and, so long as no Specified Default has occurred and is continuing, the Lead Borrower (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (other than any Person in direct competition with a Loan Party’s business) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans at the time owing to it); provided, however, that no such consent shall be required in connection with any assignment to another Lender or to an Affiliate of a Lender, and provided further that, each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment or Revolving Credit Loans of the assigning Lender subject to a partial assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 with respect to either Tranche A Commitments or Tranche A-1 Commitments, or, if less, the entire remaining amount of the assigning Lender’s Commitment or Revolving Credit Loans; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Revolving Credit Loans, together with a processing and recordation fee of $3,500.00. Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e). The Loan Parties hereby acknowledge and agree that any effective assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

(c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Revolving Credit Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive and the Loan Parties and Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement absent any manifest error, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning

Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).

(e) Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (other than any Person in direct competition with a Loan Party’s business) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans owing to it), subject to the following:

(i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv) any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Revolving Credit Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(ii)(A) or (B) that affects such Participant;

(v) subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);

(vi) to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 2.21(c) as though it were a Lender;

(vii) each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103 1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each Participation Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTION 2.14, SECTION 2.23, and SECTION 9.08). The Participation Register shall be available for inspection by the Lead Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;

(viii) a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent; and

(ix) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with SECTION 2.23(e).

(f) Any Credit Party may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or grant to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.04 shall not apply to any such pledge or grant of a security interest; provided, however, that no such pledge or grant of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or grantee for such Credit Party as a party hereto.

(g) The Loan Parties authorize each Credit Party to disclose to any Participant or grantee and any prospective Participant or grantee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.

SECTION 9.05 Survival.

All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Credit Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and, notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Revolving Credit Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been cash collateralized in a manner satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or cash collateralized in a manner satisfactory to the applicable Issuing Bank). The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents, on behalf of themselves and the other Credit Parties, may require such indemnities as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.

If any Specified Default shall have occurred and be continuing, each Secured Party, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust and tax withholding accounts) at any time held and other obligations at any time owing by such Secured Party, Participant or Affiliate to or for the credit or the account of the Loan Parties against any and all of the Obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document to the extent such are then due and owing, although such Obligations may be otherwise fully secured; provided that such Secured Party shall provide the Lead Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Secured Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY SECURED PARTY, PARTICIPANT OR AFFILIATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT,

TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Press Releases and Related Matters.

Each Borrower consents to the publication by the Administrative Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Borrower’s name, and with the consent of the Lead Borrower, logo or trademark. The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent and the Lenders reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.12 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Credit Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Credit Loan in accordance with Applicable Law, the rate of interest payable in respect of such Revolving Credit Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Credit Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Credit Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or under Applicable Law, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b) The obligations of each Loan Party to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the

Obligations after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations after termination of all Commitments to any Loan Party under any Loan Document).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Except as otherwise specifically provided herein, each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations (other than contingent indemnity obligations for then unasserted claims) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Credit Loans made to another Loan Party hereunder (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations are secured by Real Estate which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Estate or personal property

Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Estate pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that Real Estate is sold at the foreclosure sale, even if the Real Estate is worth more than the sale price; and (iii) the Credit Parties may collect Obligations from a Loan Party even if a Credit Party, by foreclosing on any such Real Estate, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

(f) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights under the provisions of Nevada Revised Statutes 40.430 to the extent the waiver is permitted by Nevada Revised Statutes 40.495 or other Applicable Law in order to allow the enforcement of the Obligations against each such Loan Party prior to exercising rights against any Collateral or any other Loan Party.

(g) Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, the Obligations of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.15 Confidentiality.

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors involved with the financing (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process (the Credit Parties’ agreeing to furnish the Lead Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Credit Parties’ violation of Applicable Law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations so long as such Person or any of their Affiliates is not a competitor of any Loan Party, (g) with the consent of the Loan Parties, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such Credit Party, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties, or (i) to the extent that such Information is independently developed by such Credit

Party. For the purposes of this Section, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.16 Patriot Act.

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act. Each Borrower is in compliance, in all material respects, with the Act. No part of the proceeds of the Revolving Credit Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17 Foreign Asset Control Regulations.

Neither of the advance of the Revolving Credit Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.18 Intercreditor Agreement.

The Loan Parties, the Agents, the Lenders and the other Credit Parties acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Lenders and the other Credit Parties shall remain in full force and effect.

SECTION 9.19 Florida Tax Provisions.

THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GIVEN TO EVIDENCE AN OUT-OF-STATE LOAN AND OTHER OUT-OF-STATE CREDIT EXTENSIONS IN THE MAXIMUM AMOUNT OF $800,000,000. DOCUMENTARY STAMP TAXES AND NON-RECURRING INTANGIBLE TAXES ARE BEING PAID ON

THE MORTGAGES BEING RECORDED IN ORANGE, SARASOTA, HILLSBOROUGH, AND BROWARD COUNTIES OF THE STATE OF FLORIDA IN ACCORDANCE WITH APPLICABLE LAW. RULE 12B-4.053(31)(C), FLA. ADMIN. CODE, AND FLA. STAT. 199.133(2).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION, as Lead Borrower

By:	/s/ Paul Tang
Name:	Paul Tang
Title:	Duly Authorized Signatory

THE ENTITIES LISTED ON SCHEDULE I HERETO, as Borrowers

By:	/s/ Paul Tang
Name:	Paul Tang
Title:	Duly Authorized Signatory

THE ENTITIES LISTED ON SCHEDULE II HERETO, as Facility Guarantors

By:	/s/ Paul Tang
Name:	Paul Tang
Title:	Duly Authorized Signatory

BANK OF AMERICA, N.A., As Administrative Agent, as Collateral Agent, and as Issuing Bank

By:	/s/ Kathleen Dimock
Name:	Kathleen Dimock
Title:	Managing Director
Address:

40 Broad Street, 10th Floor
Boston, Massachusetts 02109
Attn: Kathleen Dimock
Telephone: (617) 434-3830
Telecopy: (617) 434-4312

BANK OF AMERICA, N.A., As Swingline Lender, and as a Lender

By:	/s/ Kathleen Dimock
Name:	Kathleen Dimock
Title:	Managing Director
Address:

40 Broad Street, 10th Floor
Boston, Massachusetts 02109
Attn: Kathleen Dimock
Telephone: (617) 434-3830
Telecopy: (617) 434-4312

BEAR STEARNS CORPORATE LENDING, INC., As Syndication Agent and as a Lender

By:	/s/ Richard Bram Smith
Name:	Richard Bram Smith
Title:	Vice President
Address:

Attn:
Telephone:
Telecopy:

JPMORGAN CHASE BANK, N.A., As Co-Documentation Agent and as a Lender

By:	/s/ Barry Bergman
Name:	Barry Bergman
Title:	Managing Director
Address:

Attn:
Telephone:
Telecopy:

WACHOVIA BANK, NATIONAL ASSOCIATION, As Co-Documentation Agent and as a Lender

By:	/s/ Elizabeth D. Morris
Name:	Elizabeth D. Morris
Title:	Director
Address:

Attn:
Telephone:
Telecopy:

GENERAL ELECTRIC CAPITAL CORPORATION, As Co-Documentation Agent and as a Lender

By:	/s/ Sandra Claghorn
Name:	Sandra Claghorn
Title:	SVP
Address:

Attn:
Telephone:
Telecopy:

THE CIT GROUP/BUSINESS CREDIT, INC., As Co-Documentation Agent and as a Lender

By:	/s/ Albert J. Forzano
Name:	Albert J. Forzano
Title:	Vice President
Address:

Attn:
Telephone:
Telecopy:

LASALLE BUSINESS CREDIT, LLC, As a Lender

By:	/s/ Barbara Anderson
Name:	Barbara Anderson
Title:	Senior Vice President
Address:

Attn:
Telephone:
Telecopy:

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC., As a Lender

By:	/s/ Andrew C. Sepe
Name:	Andrew C. Sepe
Title:	Vice President
Address:

Attn:
Telephone:
Telecopy:

GMAC COMMERCIAL FINANCE LLC., As a Lender

By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald
Title:	Director
Address:

Attn:
Telephone:
Telecopy:

UBS LOAN FINANCE LLC, As a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Associate Director, Banking Products Services, US
Address:

Attn:
Telephone:
Telecopy:

CITIZENS BANK OF PENNSYLVANIA, As a Lender

By:	/s/ Don Cmar
Name:	Don Cmar
Title:	Vice President
Address:

Attn:
Telephone:
Telecopy:

WELLS FARGO RETAIL FINANCE, LLC, As a Lender

By:	/s/ Francis D. O’Connor
Name:	Francis D. O’Connor
Title:	Senior Vice President
Address:

Attn:
Telephone:
Telecopy:

HSBC BUSINESS CREDIT (USA) INC., As a Lender

By:	/s/ Matthew W. Rickert
Name:	Matthew W. Rickert
Title:	Assistant Vice President
Address:

Attn:
Telephone:
Telecopy:

NATIONAL CITY BUSINESS CREDIT, INC., As a Lender

By:	/s/ Kathryn C. Ellero
Name:	Kathryn C. Ellero
Title:	Vice President
Address:

Attn:
Telephone:
Telecopy:

NORTH FORK BUSINESS CAPITAL CORPORATION, As a Lender

By:	/s/ Michael S. Burns
Name:	Michael S. Burns
Title:	Senior Vice President
Address:

Attn:
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SIEMENS FINANCIAL SERVICES, INC., As a Lender

By:	/s/ Joseph A. Accardi
Name:	Joseph A. Accardi
Title:	Managing Director
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AMSOUTH BANK, As a Lender

By:	/s/ Mark McNally
Name:	Mark McNally
Title:	Attorney-In-Fact
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SOVEREIGN BANK, As a Lender

By:	/s/ Judith C.E. Kelly
Name:	Judith C.E. Kelly
Title:	Senior Vice President
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PNC BANK, NATIONAL ASSOCIATION., As a Lender

By:	/s/ Stephen P. Kanarian
Name:	Stephen P. Kanarian
Title:	V.P.
Address:

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UPS CAPITAL CORPORATION, As a Lender

By:	/s/ John P. Holloway
Name:	John P. Holloway
Title:	Director of Portfolio Management
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CITICORP USA, INC., As a Lender

By:	/s/ Michael M. Schadt
Name:	Michael M. Schadt
Title:	Director
Address:

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U.S. BANK, N.A., As a Lender

By:	/s/ Suzanne E. Geiger
Name:	Suzanne E. Geiger
Title:	Senior Vice President
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ALLIED IRISH BANKS, P.L.C., As a Lender

By:	/s/ Martin Chin
Name:	Martin Chin
Title:	Senior Vice President

By:	/s/ Gabe Potyondy
Name:	Gabe Potyondy
Title:	Vice President
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ISRAEL DISCOUNT BANK OF NEW YORK, As a Lender

By:	/s/ Andy Ballta
Name:	Andy Ballta
Title:	First Vice President

By:	/s/ Roy Grossman
Name:	Roy Grossman
Title:	Senior Vice President
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